Exhibit 2.5

Ciudad Autónoma de Buenos Aires, 21 de febrero de 2025

Industrial and Commercial Bank of China (Argentina) S.A.U.

Florida 99, Ciudad Autónoma de Buenos Aires

Argentina

Ref.: Oferta N° 1/2025.

De nuestra mayor consideración:

Nos dirigimos a ustedes a los efectos de hacerles llegar la presente propuesta para el otorgamiento de un préstamo que, en caso de ser aceptada, se regirá por los términos y condiciones adjuntos al presente como Anexo I (el “Préstamo”).

La presente será regida e interpretada de acuerdo con las leyes de la República Argentina y tendrá una validez de (5) cinco Días Hábiles para su aceptación, contados a partir de la fecha de su recepción y se considerará aceptada por Industrial and Commercial Bank of China (Argentina) S.A.U. (el “Banco”) si antes del 21 de febrero de 2025 procediera a enviarnos una carta de aceptación.

En caso de que sea aceptada dentro del plazo referido precedentemente, la misma será válida y vinculante para las partes. De lo contrario, será de ningún efecto y se tendrá por no escrita. Las firmas y las facultades de los firmantes deberán ser certificadas por un escribano público en forma simultánea a la suscripción del documento en cuestión.

Aprovechamos la oportunidad para saludarlos muy atentamente.

TELECOM ARGENTINA S.A.
Como Prestataria.

Por:	/s/ Carlos Moltini	Por:	/s/ Federico Pra
Nombre:	Carlos Moltini	Nombre:	Federico Pra
Cargo:	Presidente	Cargo:	Apoderado

Por:	/s/ Mariano Piñero
Nombre:	Mariano Piñero
Cargo:	Apoderado

RED INTERCABLE SATELITAL S.A.
como Codeudor

Por:	/s/ Carlos Moltini	Por:	/s/ Federico Pra
Nombre:	Carlos Moltini	Nombre:	Federico Pra
Cargo:	Presidente	Cargo:	Apoderado

Por:	/s/ Mariano Piñero
Nombre:	Mariano Piñero
Cargo:	Apoderado

ANEXO I

TERMINOS Y CONDICIONES DEL PRÉSTAMO N° 1/2025

CLÁUSULA PRIMERA DEFINICIONES. INTERPRETACIÓN	1
En caso de conflicto de interpretación entre las definiciones del presente apartado y aquellas del Anexo F prevalecerán las definiciones del Anexo F.	1
Artículo 1.1 Definiciones.	1
Artículo 1.2 Interpretación.	7
CLÁUSULA SEGUNDA PRÉSTAMO	8
Artículo 2.1. Préstamo.	8
Artículo 2.2. Acuerdo de Crédito No Renovable.	8
Artículo 2.3. Desembolsos.	8
Artículo 2.4. Amortización del Préstamo.	9
Artículo 2.5. Cheque.	9
Artículo 2.6. Amortización Anticipada.	11
Artículo 2.7. Intereses.	12
Artículo 2.8. Destino de los fondos.	12
Artículo 2.9. Mayores Costos. Ilegalidad.	12
Artículo 2.10. Pagos en General.	13
CLÁUSULA TERCERA CONDICIONES PRECEDENTES	16
Artículo 3.1. Condiciones Precedentes a los Desembolsos.	16
CLÁUSULA CUARTA	17
Por el presente la Prestataria otorga las declaraciones y garantías que se encuentran descriptas en el Anexo F al presente que se encuentra redactado en el idioma inglés.	17
CLÁUSULA QUINTA Por el presente la Prestataria asume, y se compromete al cumplimiento de, los compromisos y obligaciones que se encuentran descriptos en el Anexo F al presente que se encuentra redactado en el idioma inglés.	17
CLÁUSULA SEXTA En caso de incumplimiento de este Préstamo por la Prestataria se aplicarán los Supuestos de Incumplimiento descriptos en el Anexo F al presente que se encuentra redactado en el idioma inglés.	17
CLÁUSULA SÉPTIMA MORA AUTOMÁTICA	18
Artículo 7.1. Mora.	18
CLÁUSULA OCTAVA IMPUESTOS	18
Artículo 8.1. Impuestos Indemnizables por la Prestataria.	18

Artículo 8.2. Pagos Libres de Impuestos, Deducciones, Retenciones u Otros.	18
Artículo 8.3. Reembolso.	18
Artículo 8.4. Importes Adicionales.	18
Artículo 8.5. Indemnidad por Parte de la Prestataria.	19
CLÁUSULA NOVENA COSTOS, GASTOS Y OTRAS EROGACIONES	19
Artículo 9.1. Costos, Gastos y Otras Erogaciones.	19
Artículo 9.2. Indemnidad por Parte de la Prestataria.	19
CLÁUSULA DÉCIMA DÍAS HÁBILES	20
Artículo 10.1. Días Hábiles. Vencimiento de Plazos.	20
CLÁUSULA DÉCIMO PRIMERA CESIÓN DE DERECHOS Y OBLIGACIONES	20
Artículo 11.1. Cesiones en General.	20
Artículo 11.2. Cheque. Cesión.	20
Artículo 11.3. Prohibición de Cesión. Prestataria.	21
Artículo 11.4. Venta de Participaciones.	21
CLÁUSULA DÉCIMO SEGUNDA DÉBITO EN CUENTA. COMPENSACIÓN	21
Artículo 12.1. Débito en Cuenta.	21
Artículo 12.2. Compensación.	21
Artículo 12.3. Conversión.	21
CLÁUSULA DÉCIMO TERCERA INDEMNIDAD	21
Artículo 13.1. Indemnidad Otorgada por la Prestataria al Banco.	21
Artículo 13.2. Ausencia de Indemnidad a favor de la Prestataria.	22
Artículo 13.3. Independencia.	22
CLÁUSULA DÉCIMO CUARTA BUENA FE CONTRACTUAL. INTERPRETACIÓN DEL EJERCICIO DE DERECHOS. DIVISIBILIDAD. DISPENSAS	22
Artículo 14.1. Buena Fe Contractual.	22
Artículo 14.2. Interpretación del Ejercicio de Derechos.	22
Artículo 14.3. Divisibilidad.	22
Artículo 14.4. Dispensas. Modificaciones.	22
CLÁUSULA DÉCIMO QUINTA LEY APLICABLE	23
Artículo 15.1. Ley Aplicable.	23
CLÁUSULA DÉCIMO SEXTA JURISDICCIÓN	23
Artículo 16.1. Jurisdicción.	23
Artículo 16.2. Renuncia.	23

CLÁUSULA DÉCIMO SÉPTIMA CONSTITUCIÓN DE DOMICILIOS ESPECIALES. NOTIFICACIONES. AUTORIZADOS	23
Artículo 17.1. Constitución de Domicilios.	23
Artículo 17.2. Cambio de Domicilio.	24
Artículo 17.3. Forma de Notificación.	24
Artículo 17.4. Autorización para Inicialar.	24
CLÁUSULA DÉCIMO OCTAVA CODEUDOR.	24
CLÁUSULA DÉCIMO NOVENA OBLIGACIÓN DE TRADUCCIÓN DEL ANEXO F.	24
CLÁUSULA VIGÉSIMA NACIÓN MÁS FAVORECIDA	25

Listado de Anexos
Anexo A	Declaración jurada de política de crédito
Anexo B	Informe de Política de Crédito
Anexo C	Modelo de Solicitud de Desembolsos
Anexo D	Modelo de Certificado de la Prestataria
Anexo E	Modelo de Boleto de Cambio
Anexo F	Declaraciones y Garantías de la Prestataria, Compromisos y Obligaciones de la Prestataria, Supuestos de Incumplimiento.
Anexo G	Carta de Cumplimiento.
Anexo H	Modelo de Carta de Aceptación

El presente Préstamo (el “Préstamo”) se celebra en la Ciudad Autónoma de Buenos Aires, República Argentina, el 21 de febrero de 2025, entre:

(I)Telecom Argentina S.A. con domicilio en General Hornos 690, Ciudad Autónoma de Buenos Aires, República Argentina (la “Prestataria”); y

(II)Industrial and Commercial Bank of China (Argentina) S.A.U., con domicilio en Florida 99, Ciudad Autónoma de Buenos Aires, República Argentina, como prestamista (el “Banco”).

CONSIDERANDO:

(i)Que la Prestataria tiene intención de solicitar un préstamo al Banco, cuyos fondos serán destinados a financiar parcialmente la adquisición del 100% de las acciones que TLH Holdco, S.L., una sociedad limitada constituida, organizada y existente conforme las leyes del Reino de España, posee en  Telefónica Móviles Argentina S.A., una sociedad constituida, organizada y existente bajo las leyes de la República Argentina (“TMA”), cuyas acciones representan el 99,999625% del capital social y de los votos de TMA;

(ii)Que el Banco tiene intención de otorgar dicho préstamo a la Prestataria, conforme con lo establecido en el artículo 1.408 del Código Civil y Comercial de la Nación;

(iii)Que el Banco acordó, de acuerdo con los términos y condiciones establecidos en este Préstamo, otorgar dicho préstamo a la Prestataria, conforme con lo establecido en el artículo 1.408 del Código Civil y Comercial de la Nación y en los términos del punto 2.1.2 de las Normas de Política de Crédito (conforme se define más adelante) y cualquier regulación complementaria y/o modificatoria emitida por el Banco Central (conforme se define más adelante);

(iv)Que conforme con lo establecido en el artículo 1.379 del Código Civil y Comercial de la Nación, el préstamo corresponde a la cartera comercial del Banco en virtud de los criterios de clasificación del Banco Central; y

(v)Que a los efectos de otorgar el Préstamo (conforme se define más adelante), el Banco incurrirá en endeudamiento en Dólares con ICBC Doha  (según se define más adelante) e ICBC Dubai (según se define más adelante) recibiendo el 40% del monto necesario para otorgar el Préstamo de ICBC Doha y el 60% restante de ICBC Dubai (el “Fondeo Externo”), aclarándose que dicho fondeo es esencial para el Banco a los efectos de poder otorgar el Préstamo y, en consecuencia, la Prestataria reconoce que cualquier pretensión de cancelar el préstamo en una moneda diferente a la expresamente pactada en el presente generaría un perjuicio significativo para el Banco, quien está obligado a cancelar el pasivo asumido bajo el Fondeo Externo, exclusivamente en la moneda extranjera pactada;

POR LO TANTO, las partes acuerdan lo siguiente:

CLÁUSULA PRIMERA

DEFINICIONES. INTERPRETACIÓN

En caso de conflicto de interpretación entre las definiciones del presente apartado y aquellas del Anexo F prevalecerán las definiciones del Anexo F.

Artículo 1.1 Definiciones. Todos los términos en mayúscula en el presente tendrán el significado que se les asigna a continuación, o el que se le asigne expresamente a lo largo de este Préstamo:

“Actividad Principal de la Prestataria” significa (a) la actividad o las actividades llevadas a cabo por la Prestataria y sus Subsidiarias a la fecha de este Préstamo; y (b) incluyendo asimismo, sin carácter limitativo; (i) la provisión de servicios de telecomunicaciones fijas y móviles, servicios de televisión paga, servicios de datos, servicios de Internet, servicios de televisión por cable y servicios de comunicación audiovisual en Argentina, Paraguay y Uruguay; y (iii) cualquier actividad accesoria, complementaria, similar, habitual, ordinaria o relacionada con los negocios indicados en (i) a (iii) anteriores.

“Acuerdo de Deuda Adicional” tiene el significado asignado en la Cláusula 20.

“Afiliada” significa en relación con una Persona en cualquier momento, cualquier otra Persona directa o indirectamente controlante de, controlada por, vinculada a, y/o sujeta a control común con, dicha Persona. A los fines de esta definición: “control” significa la facultad de dirigir la administración y políticas de esa Persona, directa o indirectamente, ya sea a través de la titularidad de acciones con derecho a voto, por contrato o de otro modo, incluyendo los supuestos en que otra Persona posea una participación accionaria en dicha Persona, que le permita a esa otra Persona elegir o remover a la mayoría de los miembros del directorio, y/o controlar la administración o dirección de los negocios, asuntos y políticas de dicha Persona. Los términos “controlante” y “controlada” tienen significados correlativos.

“AIF” significa la Autopista de la Información Financiera de la Comisión Nacional de Valores.

“Apoderados” son las personas humanas que, en nombre y representación de una Persona y con facultades suficientes, suscriban los Documentos de la Transacción de los cuales dicha Persona fuera parte.

“Auditores de la Prestataria” significa (i) Price Waterhouse & Co. S.R.L.; o (ii) cualquiera de las siguientes firmas de auditores: Pistrelli, Henry Martin & Asociados S.R.L. (una firma de Ernst & Young Global), o Deloitte & Co. S.A. y/o Deloitte S.C., o KPMG Finsterbusch Pickenhayn Sibille. En caso de que la Prestataria designara una firma de auditoría que no fuera alguna de las indicadas en (i) o (ii), la Prestataria deberá solicitar al Banco la aprobación previa para la designación de dicha nueva firma, la cual no podrá ser irrazonablemente denegada, debiendo el Banco responder a dicha solicitud en el plazo de cinco (5) Días Hábiles desde su recepción, entendiéndose que la falta de respuesta por parte del Banco en dicho plazo implicará la denegación de dicha solicitud.

“Autoridad” significa el Estado Nacional, cualquier Provincia o municipio, cualquier autoridad nacional, provincial o municipal, organismo administrativo, legislativo, fiscal, judicial, ente descentralizado, departamento, tribunal, secretaría, agencia, organismo, ente, banco central y cualquier otra dependencia, cuerpo, agencia o repartición en el orden nacional, provincial o municipal, incluyendo sin limitación el BCRA.

“Autorización” significa cualquier consentimiento, registración, presentación, acuerdo, actuación notarial, certificado, licencia, aprobación, permiso, habilitación o exención que, conforme a las Leyes Aplicables, hubiera sido otorgado o debiera otorgarse por parte de cualquier Autoridad, como también las aprobaciones, resoluciones o decisiones de cualquier Persona (incluyendo, en su caso, a cualquiera de sus órganos societarios) que resultara pertinente.

“Banco” es Industrial and Commercial Bank of China (Argentina) S.A.U., como también los Cesionarios que en el futuro se incorporen a este Préstamo, de conformidad con lo previsto en la Cláusula Décimo Primera de este Préstamo.

“Banco Autorizado” es un banco o entidad financiera del exterior sujeta a la supervisión del respectivo banco central u organismo equivalente, radicada en jurisdicciones: (i) no consideradas de baja o nula tributación en los términos del artículo 20 de la Ley del Impuesto a las Ganancias y el artículo 25 del Decreto Nº 862/2019, reglamentario de la Ley de Impuesto a las Ganancias; o (ii) que hayan suscripto con la República Argentina convenios de intercambio de información y, por aplicación de sus normas internas no pueda alegarse secreto bancario, bursátil o de otro tipo, ante el pedido de información del respectivo fisco.

“BCRA” o “Banco Central” significa el Banco Central de la República Argentina.

“Bienes” significa cualquier activo, ingreso o cualquier otro bien, ya sea tangible o intangible, inmueble o mueble, incluyendo, sin carácter laxativo, cualquier derecho a percibir ingresos.

“Cambio Legal” significa la aprobación, entrada en vigencia, promulgación, derogación o modificación de cualquier ley, decreto, resolución o reglamento, o un cambio en la interpretación o aplicación de los mismos por cualquier organismo gubernamental encargado de ello, sea nacional, provincial o municipal, incluyendo sin limitación las normas del BCRA, la CNV y cualquier recomendación efectuada por el Consejo de Basilea que fuera aplicable al Banco, así como el cumplimiento por el Banco de cualquier requerimiento o directiva de organismos gubernamentales sea nacional, provincial o municipal (tuvieren o no la validez de una ley).

“Cambio Sustancial Adverso” significa (i) cualquier efecto adverso significativo sobre el negocio, las operaciones, los bienes, la condición (financiera o de otro tipo) de la Prestataria y sus Subsidiarias, consideradas en su conjunto; (ii) cualquier efecto adverso significativo sobre la capacidad de la Prestataria para cumplir con sus obligaciones de pago en virtud de cualquier Documento de la Transacción; o (iii) cualquier efecto adverso significativo sobre la legalidad, validez, obligatoriedad o exigibilidad de cualquier disposición de los términos y condiciones de este Préstamo o de cualquiera de los demás Documentos de la Transacción o de los derechos y recursos del Prestamista en virtud de los mismos.

“Capital” significa el monto total del Préstamo solicitado por la Prestataria indicado en el Artículo 2.1 de este Préstamo.

“Capital Social” significa, respecto de cualquier Persona, todas y cada una de las acciones, participaciones sociales, derechos de compra, warrants, opciones u otros equivalentes o derechos (cualquier fuera su nombre) en el capital accionario o preferido u otras participaciones en el capital de dicha Persona, con o sin derecho de voto, incluyendo entre otros, cuotapartes de sociedades de personas.

“Cesionarios” significa los bancos, las entidades financieras, las personas humanas y/o jurídicas en favor de las cuales el Banco realice una cesión de conformidad con lo establecido en la Cláusula Décimo Primera de este Préstamo.

“Cheque” tiene el significado asignado en el Artículo 2.5 (a).

“Cláusula Diferente” tiene el significado establecido en la Cláusula 20.

“Cláusula Incorporada” tiene el significado establecido en la Cláusula 20.

“CNV” significa la Comisión Nacional de Valores.

“Codeudor”: significa Red Intercable Satelital S.A

“Condiciones Precedentes” significa las condiciones suspensivas para los Desembolsos del Préstamo previstas en la Cláusula Tercera del presente Préstamo.

“Préstamo” significa el Préstamo otorgado por Industrial and Commercial Bank of China (Argentina) S.A.U. a Telecom Argentina S.A. según los términos y condiciones del presente documento.

“Cuenta de la Prestataria” es la cuenta corriente en Pesos Nº 09310200420692 a nombre de la Prestataria abierta en el Banco.

“Declaraciones y Garantías” significa las declaraciones y garantías otorgadas por la Prestataria conforme lo establecido  en la Cláusula Cuarta de este Préstamo.

“Declaración Jurada de Política de Crédito” significa la declaración jurada a ser entregada por la Prestataria en virtud de los Requerimientos del Banco Central sustancialmente en forma similar al Anexo A.

“Desembolsos” tiene el significado asignado en el Artículo 2.1 de este Préstamo.

“Destino de los Fondos” tiene el significado asignado en el Artículo 2.8 de este Préstamo.

“Día Hábil” significa cualquier día excepto sábado, domingo u otro día en que los bancos comerciales estén autorizados a operar y realizar operaciones de cambio en la Ciudad Autónoma de Buenos Aires, Argentina; en la Ciudad de Doha, Catar; en la Ciudad de Dubai, Emiratos Árabes y en la Ciudad de Nueva York, Estados Unidos.

“Documentos de la Transacción” significa este Préstamo, la Solicitud de Desembolsos, el Cheque y los demás documentos privados y/o públicos que instrumenten la transacción.

“Dólares” y el signo “US$” significa la moneda de curso legal en los Estados Unidos de América.

“Fecha de Amortización Anticipada Voluntaria” tiene el significado asignado en el Artículo 2.6(a).

“Fecha de Amortización de Capital” tiene el significado asignado en el Artículo 2.4 de este Préstamo.

“Fecha de Desembolso” significa el 24 de febrero de 2025, sujeto a que el Banco haya recibido cada uno de los documentos y, a su exclusivo criterio, se hayan cumplido cada una de las Condiciones Precedentes; estableciéndose, en caso de que dichas Condiciones Precedentes no hayan sido cumplidas a dicha fecha, La Fecha de Desembolso podrá extenderse por un plazo adicional de setenta  y dos (72) horas hábiles conforme lo acuerden las Partes.

“Fecha de Pago de Intereses” significa el último día de cada Período de Intereses.

“Fecha de Vencimiento” significa la fecha en que se cumplan 60 meses desde la Fecha de Desembolso.

“Fecha de Determinación de Intereses” significa el segundo (2º) Día Hábil inmediato anterior al inicio del Período de Intereses siguiente a aquel respecto del cual corresponda determinar la Tasa Aplicable.

“Fondeo Externo” tiene el significado asignado en el Considerando (v) de este Préstamo.

“ICBC Doha” significa Industrial and Commercial Bank of China, Doha Branch.

“ICBC Dubai” significa Industrial and Commercial Bank of China LTD., Dubai (DIFC) Branch.

“Importes Adicionales” tiene el significado que se le asigna en el Artículo 8.4 de este Préstamo.

“Incumplimiento” significa cualquier acontecimiento, acto o condición que, en virtud de una notificación o por el transcurso del tiempo, o ambos, constituye un Supuesto de Incumplimiento.

“Informe de Política de Crédito” significa un certificado de un Apoderado de la Prestataria satisfactorio para el Banco, en términos sustancialmente similares al Anexo B.

“Intereses Compensatorios” significa los intereses compensatorios a ser pagados por la Prestataria bajo el Préstamo de conformidad con el Artículo 2.7(a) y concordantes de este Préstamo.

“Intereses Moratorios” significa los intereses moratorios a ser pagados por la Prestataria bajo el Préstamo de conformidad con el Artículo 2.7(b) y concordantes de este Préstamo.

“Ley Aplicable” significa todas las normas, sean nacionales, provinciales o municipales, presentes y/o futuras, aplicables al Banco y/o a la Actividad Principal de la Prestataria, según corresponda, incluyendo todas las constituciones, tratados, leyes, decretos, códigos, ordenanzas, resoluciones y demás normas y reglamentaciones emanadas de cualquier Autoridad.

“Ley de Entidades Financieras” significa la Ley Nº 21.526 (sus modificatorias, complementarias y reglamentarias).

“Ley de Impuesto a las Ganancias” significa la Ley N° 20.628 (t.o. 2019), conforme aquella sea modificada y/o complementada.

“Ley General de Sociedades” significa la Ley Nº 19.550 (sus modificatorias, complementarias y reglamentarias).

“Margen Aplicable” significa 4% nominal anual.

“MLC” significa el Mercado Libre de Cambios o aquél que en el futuro lo reemplace.

“Normas de Política de Crédito” significa las normas del Banco Central sobre Política de Crédito según el Texto Ordenado por la Comunicación “A” 8124 del Banco Central, según la misma fuera enmendada, complementada o de cualquier forma modificada de tiempo en tiempo.

“Notificación de Pago Anticipado” tiene el significado asignado en el Artículo 2.6(b).

“Parte” significa el Banco o la Prestataria.

“Parte Indemnizada” tiene el significado asignado en el Artículo 13.1 de este Préstamo.

“Partes” significa el Banco y la Prestataria.

“Períodos de Intereses” significa cada período trimestral comprendido desde la Fecha de Desembolso (incluyendo ese día a los fines del cálculo) hasta el mismo día del tercer mes calendario (excluyendo ese día a los fines del cálculo); estableciéndose, que el último Período de Intereses finalizará en la Fecha de Vencimiento (excluyendo ese día a los fines del cálculo de intereses); y estableciéndose, además, que (i) si un Período de Intereses finalizara en una fecha que no es un Día Hábil, tal Período de Intereses será extendido al primer Día Hábil inmediatamente posterior (excluyendo ese día a los fines del cálculo de intereses) (o, si este último correspondiera a un nuevo mes calendario, el Período de Intereses finalizará el primer Día Hábil inmediatamente anterior, excluyendo ese día a los fines del cálculo de intereses); y (ii) si un Período de Intereses finaliza en un día posterior a la Fecha de Vencimiento, dicho Período de Intereses finalizará en la Fecha de Vencimiento.

“Persona” significa cualquier persona humana o jurídica, sociedad o asociación, unión de colaboración, fideicomiso, organización sin personería jurídica o cualquier estado o persona de derecho público, sus subdivisiones políticas, administrativas o entidades descentralizadas.

“Pesos” y el signo “$” significa moneda de curso legal en la República Argentina.

“Préstamo Bilateral ICBC” o “Préstamo” significa el préstamo otorgado por el Banco a la Prestataria de conformidad con lo indicado en el Artículo 2.1 de este Préstamo.

“Préstamo Sindicado” significa el préstamo sindicado celebrado en idioma inglés y bajo ley de Nueva York denominado “CREDIT AGREEMENT” de fecha 21 de febrero, 2025, entre TELECOM ARGENTINA S.A., los prestamistas bajo el mismo, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. como agente administrativo, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. y DEUTSCHE BANK AG,

LONDON BRANCH como organizadores.

“Prestataria” tiene el significado que se le asigna en el encabezado de este Préstamo.

“Proporción” significa, en cualquier fecha de determinación, el porcentaje que resulta de dividir monto de capital bajo el Préstamo Sindicado a ser amortizado anticipadamente de conformidad con lo previsto en el Artículo 2.6(b) por el monto total de capital adeudado por la Prestataria a ese momento bajo los Préstamo Sindicado.

“Refinanciación” significa, con respecto a cualquier Deuda, la prórroga o renovación, reemplazo, novación o sustitución, o emisión en canje por, o fondos netos que se destinen a pagar, rescatar, recomprar, refinanciar o redondear, inclusive mediante cancelación, Deuda por un monto no mayor al monto de capital de la Deuda que se refinancia, más los intereses devengados e impagos, primas y los honorarios y gastos respectivos.

“Requerimientos del Banco Central” significan los requerimientos regulatorios establecidos en el punto 2.1.2 de la Sección 2 de las Normas de Política de Crédito y cualquier regulación complementaria y/o modificatoria emitida por el Banco Central.

“Restricción Cambiaria” significa la ocurrencia de cualquier evento o existencia de cualquier condición (incluyendo, sin limitación, cualquier evento o condición que ocurra como resultado de la promulgación, ejecución, ratificación, cambio o enmienda de cualquier ley, decreto o reglamento por cualquier Autoridad o cualquier interpretación o aplicación de la misma), que tenga el efecto de impedir, restringir, prevenir o el acceso al MLC para la cancelación del Préstamo o del Fondeo Externo.

“Solicitud de Desembolsos” tiene el significado que se le asigna en el Artículo 2.3(a).

“Subsidiarias” significa, con respecto a una Persona (a los fines de esta definición, la “empresa matriz”) en cualquier fecha, una sociedad por acciones, sociedad de responsabilidad limitada, sociedad de personas, asociación u otra entidad cuyos estados contables estarían Consolidados con los de la empresa matriz en los estados contables Consolidados de la empresa matriz si los estados contables de la empresa matriz se elaboraran de conformidad con los principios contables generalmente aceptados en la jurisdicción de constitución de la empresa matriz, en dicha fecha, así como cualquier otra sociedad por acciones, sociedad de responsabilidad limitada, sociedad de personas, asociación u otra entidad (i) cuyas acciones que representen más del 50% del capital o más del 50% de los derechos a voto ordinarios o, en el caso de una sociedad colectiva, más del 50% de las partes de interés de la sociedad colectiva, sean, en dicha fecha, propiedad o estén bajo el control de o (ii) que esté, en dicha fecha, de otro modo controlada por, en cada caso, la empresa matriz o una o más Subsidiarias de la empresa matriz.

“Supuestos de Incumplimiento” tiene el significado asignado en el Artículo 6.1.

“Tasa Aplicable” significa la Tasa de Referencia más el Margen Aplicable. La Tasa Aplicable será calculada por el Banco en cada Fecha de Determinación de Intereses e informada en dicha fecha a la Prestataria.

“Tasa de Referencia” significa: [(SOFR a Plazo)* (1+Wtax))  / (1-IIBB)], en donde:

SOFR a Plazo: significa, para cualquier período, el Tipo de Referencia SOFR a Plazo para un plazo comparable al período de interés aplicable en el día (dicho día, el "Día de Determinación SOFR Periódico a Plazo") que es dos (2) Días Hábiles de Valores del Gobierno de EE.UU. previos al primer día de dicho período de interés, de acuerdo a lo publicado por el Administrador de SOFR a Plazo; siempre y cuando, si a las 5:00 p.m. (hora de Nueva York) de cualquier Día de Determinación SOFR Periódico a Plazo, el Administrador de SOFR a Plazo no ha publicado el Tipo de Referencia SOFR a Plazo para el plazo aplicable, entonces el SOFR a Plazo será el Tipo de Referencia SOFR a Plazo para dicho plazo, tal y como lo haya publicado el Administrador del SOFR a Plazo, el primer Día Hábil de Valores del Gobierno de EE.UU. anterior.

Tipo de referencia SOFR a Plazo: Significa el tipo de interés a plazo basado en SOFR.

SOFR: Significa una tasa equivalente a la secured overnight financing rate administrada por el Administrador de SOFR a Plazo.

Día Hábil de Valores del Gobierno de E.UU.: Significa cualquier día excepto (i) un sábado, (ii) un domingo o (iii) un día en el que la U.S. Securities Industry and Financial Markets Association recomiende que los departamentos de renta fija de sus miembros permanezcan cerrados durante todo el día a efectos de negociación de valores gubernamentales de Estados Unidos).

Administrador de SOFR a P lazo: Significa el CME Group Benchmark Administration Limited (CBA) (o su administrador sucesivo).

WTAX: Significa la alícuota de impuesto a las ganancias aplicable a intereses o retribuciones pagados por créditos, préstamos o colocaciones de fondos de cualquier origen o naturaleza, a un beneficiario del exterior que sea una entidad bancaria o financiera radicada en jurisdicciones no consideradas de nula o baja tributación de acuerdo con las normas de la ley de impuesto a las ganancias o se trate de jurisdicciones que hayan suscripto con la República Argentina convenios de intercambio de información y además que por aplicación de sus normas internas no pueda alegarse secreto bancario, bursátil o de otro tipo, ante el pedido de información del respectivo fisco. Para referencia de las Partes, el valor acrecentado al momento de firma del presente Préstamo es de 17,72% (diecisiete con 72/100 por ciento)

IIBB: Significa la alícuota del impuesto a los Ingresos Brutos en la Ciudad Autónoma de Buenos Aires aplicable al pago de los intereses o retribuciones pagados por créditos o préstamos a una entidad financiera radicada en la Ciudad Autónoma de Buenos Aires. Para referencia de las Partes, el valor acrecentado por este concepto al momento de firma del presente Préstamo es de 8,00% (ocho por ciento).

En el hipotético supuesto en que la información sobre SOFR a Plazo no estuviera disponible en el Administrador de SOFR a Plazo, el Banco notificará inmediatamente tal situación a la Prestataria y las Partes discutirán durante los 5 Días Hábiles subsiguientes de buena fe la SOFR a Plazo aplicable que regirá sobre el Préstamo. Si durante esos 5 Días Hábiles el Banco y la Prestataria llegaran a acordar una nueva tasa de interés que reemplace la SOFR a Plazo, esa será la tasa a utilizar para el cálculo de la tasa SOFR a Plazo, que regirá desde el comienzo dicho período de interés. Si no se llegara a acordar una nueva tasa de interés que reemplace la SOFR a Plazo durante esos 5 Días Hábiles, la tasa SOFR a Plazo vigente para dicho período de intereses del Préstamo será la tasa a ser determinada por el Banco (informada a la Prestataria mediante un certificado emitido por el Banco en donde se establezca la manera en la que se arribó a dicha tasa, en forma concluyente y vinculante para todos los fines) que exprese como tasa porcentual anual el costo de obtención de los fondos necesario para el Fondeo ICBC del Préstamo de cualquier fuente que el Banco razonablemente pueda seleccionar.”

“Tipo de Cambio de Referencia” significa el tipo de cambio del Dólar Estadounidense/ Peso informado por el BCRA mediante la Comunicación "A" 3500 (Mayorista) (o la regulación que la sucediere o modificare en el tiempo) al cierre del Día Hábil inmediatamente anterior a la fecha de determinación, o en el supuesto que dicho tipo de cambio no se encontrará disponible por cualquier causa, el promedio aritmético simple de los últimos tres (3) Días Hábiles previos a la fecha de determinación en cuestión informada por Industrial and Commercial Bank of China (Argentina) S.A.U.

“UIF” significa la Unidad de Información Financiera.

Artículo 1.2 Interpretación. En este Préstamo, a menos que el contexto requiera lo contrario:

(a)los títulos y el índice se incluyen únicamente a modo de referencia y no afectarán la interpretación del presente Préstamo;

(b)las palabras definidas en singular incluirán el plural y viceversa;

(c)salvo que se indique expresamente lo contrario, toda referencia a una Cláusula, Apartado, Inciso o Anexo será una referencia a una cláusula, apartado, inciso o Anexo del presente Préstamo;

(d)toda referencia a un documento incluirá cualquier modificación, suplemento, enmienda o instrumento sustituto de dicho documento, pero no incluirá a cualquier modificación, suplemento, enmienda o instrumento sustituto que fuera contrario a lo establecido en este Préstamo;

(e)toda referencia a cualquier parte de un documento incluirá asimismo a sus sucesores y cesionarios permitidos;

(f)el término “incluyendo” significa “incluyendo sin limitación”;

(g)ninguna regla de interpretación se aplicará en perjuicio de una Parte, en razón de que dicha Parte fue responsable de la preparación de este Préstamo;

(h)toda referencia a una Ley Aplicable o a una norma dictada por cualquier Autoridad incluirá sus modificaciones, agregados y/o reemplazos.

CLÁUSULA SEGUNDA

PRÉSTAMO

Artículo 2.1. Préstamo.

(a)Sujeto a los términos y condiciones establecidos en este Préstamo, el Banco otorgará un préstamo en Dólares a la Prestataria, de conformidad con lo establecido en el artículo 1408 del Código Civil y Comercial de la Nación, por un monto de capital de Dólares doscientos millones (US$200.000.000) que, sujeto al cumplimiento de las Condiciones Precedentes previstas en la Cláusula Tercera de este Préstamo, será desembolsado en cuatro desembolsos (los “Desembolsos”). En ningún caso, la suma total de los Desembolsos podrá exceder el monto de capital del préstamo.

(b)De acuerdo con lo establecido en el artículo 1379 del Código Civil y Comercial de la Nación, el Préstamo corresponderá a la cartera comercial del Banco.

Artículo 2.2. Acuerdo de Crédito No Renovable. El presente Préstamo no es un acuerdo de crédito renovable. Las sumas del Préstamo que sean amortizadas total o parcialmente por la Prestataria (aún en los supuestos de amortización anticipada del Préstamo previstos en el Artículo 2.6, en su caso), no podrán ser nuevamente desembolsadas bajo el presente.

Artículo 2.3. Desembolsos.

(a)Solicitud de Desembolsos. La Prestataria solicitará los Desembolsos por escrito al Banco, debiendo remitir al Banco la respectiva solicitud de desembolsos según el modelo que se acompaña al presente como Anexo C (la “Solicitud de Desembolsos”), con la mayor antelación posible y en ningún caso más allá de las 10:00 horas (hora de la Ciudad Autónoma de Buenos Aires) del día previo a  la Fecha de Desembolso, por correo electrónico a las direcciones de correo electrónico del Banco indicadas en el Artículo 17.1 de este Préstamo, adjuntando la versión digital firmada de la Solicitud de Desembolsos; debiendo no obstante la Prestataria remitir al Banco la Solicitud de Desembolsos firmada dentro de los dos Días Hábiles desde la Fecha de Desembolso. La Solicitud de Desembolsos implicará para la Prestataria el compromiso irrevocable e incondicional de contraer el Préstamo y la obligación para el Banco de efectuar los Desembolsos en la Fecha de Desembolso, sujeto a que el Banco haya recibido cada uno de los documentos y se hayan cumplido a su exclusivo criterio cada una de las condiciones suspensivas previstas en la Cláusula Tercera de este Préstamo.

(b)Procedimiento. Sujeto a la recepción de la Solicitud de Desembolsos de acuerdo con lo previsto en el Artículo 2.3(a) y al cumplimiento de las Condiciones Precedentes previstas en la Cláusula Tercera de este Préstamo, el Banco deberá realizar los Desembolsos mediante transferencia de fondos de inmediata disponibilidad en Dólares, por los montos de cada uno de los Desembolsos que no excederá el monto total del Préstamo, en o antes de las 13:00 horas (hora de la Ciudad Autónoma de Buenos Aires) de la

Fecha de Desembolso a la Cuenta de la Prestataria, a los fines de que la Prestataria cumpla con la obligación de liquidación del Capital a través del MLC en virtud de lo previsto por los Artículos 3.1(m) y 5.1(ee), estableciéndose, sin embargo, que en caso de que a las 13:00 horas (hora de la Ciudad Autónoma de Buenos Aires) de la Fecha de Desembolso, por razones no imputables al Banco o por no haberse cumplido a dicha fecha las Condiciones Precedentes previstas en la Cláusula Tercera de este Préstamo, no se hayan acreditado los respectivos Desembolsos en la Cuenta de la Prestataria, (1) el Banco quedará liberado de su obligación de realizar los respectivos Desembolsos a favor de la Prestataria de conformidad con los términos del presente, (2) la Prestataria no tendrá derecho a recibir o solicitar la realización de Desembolso alguno a su favor (y sin que ello afecte, limite y/o restrinja los derechos que la Prestataria pueda tener contra el Banco como resultado de cualquier incumplimiento de dicho Banco bajo el presente), y (3) el monto comprometido bajo este Préstamose considerará cancelado.

(c)Prueba. La acreditación de los Desembolsos en la Cuenta de la Prestataria implicará, y deberá ser considerada como, suficiente y eficaz recibo de que el Banco realizó el Préstamo a la Prestataria conforme con el presente; estableciéndose, sin embargo, que el Banco podrá, en cualquier momento, solicitar a la Prestataria que emita y entregue al Banco, y a lo que la Prestataria deberá emitir y entregar al Banco dentro de los dos Días Hábiles de serle requerido, un recibo por escrito satisfactorio para el Banco en el que conste que a la Prestataria recibió el Préstamo conforme con el presente.

Artículo 2.4. Amortización del Préstamo. La Prestataria se obliga incondicionalmente a amortizar el Préstamo conforme al siguiente cronograma (cada fecha, una “Fecha de Amortización de Capital”):

Fecha de Amortización de Capital	Monto de Amortización del Préstamo[1]
Fecha en que se cumplan 36 meses de la Fecha de Desembolso	US$40.000.000
Fecha en que se cumplan 42 meses de la Fecha de Desembolso	US$40.000.000
Fecha en que se cumplan 48 meses de la Fecha de Desembolso	US$40.000.000
Fecha en que se cumplan 54 meses de la Fecha de Desembolso	US$40.000.000
Fecha de Vencimiento	US$40.000.000
Total	US$200.000.000

El Banco efectúa expresa reserva de sus créditos respecto de los intereses establecidos bajo el Artículo 2.7 y de cualquier otra suma adeudada que no sea pagada por la Prestataria en oportunidad de cualquier amortización de capital.

Artículo 2.5. Cheque.

(a)Libramiento. La obligación de la Prestataria de reintegrar los Desembolsos y abonar sus respectivos intereses estarán asimismo representados en todo momento (incluyendo, sin limitación, después de una cesión conforme con el Artículo 11.1(a)), por un cheque de pago diferido no a la orden y cruzado, emitido a favor del Banco de conformidad con el artículo 54 de la Ley de Cheques N°24.452, con sus modificaciones y complementos, contra la cuenta que indique el Banco dos (2) Días Hábiles después de su emisión denominado en Pesos (el “Cheque”), suscripto por Apoderados de la Prestataria, completado en debida forma y entregado por la Prestataria al Banco en o antes de la respectiva Fecha de Desembolso, en términos sustancialmente similares a los del Anexo C. El Cheque será emitido por un monto en Pesos equivalente al (i) monto de capital adeudado bajo

[1]	TBD

el Préstamo, convertido a Pesos al Tipo de Cambio de Referencia del Día Hábil inmediato anterior a la Fecha de Desembolso, más (ii) monto equivalente al 20% del capital del préstamo.

(b)En caso que el Tipo de Cambio de Referencia sufriera, en cualquier momento, una variación mayor al 20% del Tipo de Cambio de Referencia vigente a la fecha de emisión del último Cheque, el Banco podrá requerir por escrito a la Prestataria, y la Prestataria deberá entregar al Banco, dentro de los cinco (5) Días Hábiles siguientes de recibida una solicitud escrita del Banco, un nuevo cheque (en reemplazo del anterior) por un monto equivalente al 120% del capital adeudado bajo el Préstamo, convertido a Pesos al Tipo de Cambio de Referencia del Día Hábil inmediato anterior a la fecha de emisión del Cheque en cuestión a fin de reflejar cualquier variación superior al 20% por una fluctuación del Tipo de Cambio de Referencia.

(c)Ejecución. El Banco expresamente acuerda que el Cheque se emitirá exclusivamente a los efectos de evidenciar los Desembolsos bajo el Préstamo en un documento que habilite la acción judicial ejecutiva para el cobro de los montos adeudados en virtud de los mencionados Desembolsos. En este sentido, el Banco expresamente acuerda que solamente (i) presentará el Cheque para su cobro y/o iniciará acciones judiciales a los fines del cobro en caso de que hubiera acaecido un Supuesto de Incumplimiento y aceleración de plazos de pago del Préstamo de conformidad a lo previsto en la Cláusula Sexta de este Préstamo, y/o (ii) cederá el Cheque en los términos del artículo 12 de la Ley de Cheques N°24.452 en caso de cesión permitida de todo o cualquier porción del Préstamo conforme con el Artículo 11.1(c).

(d)Cancelación; Canje. El pago de cualquier porción del capital del Cheque de acuerdo con sus términos y condiciones cancelará la obligación de la Prestataria en virtud del presente de pagar la porción de capital y/o intereses del Préstamo pro tanto, y el pago de una porción del capital adeudado bajo el Préstamo, de acuerdo con los términos y condiciones de este Préstamo, cancelará la obligación de la Prestataria de pagar la porción del capital del Cheque pro tanto; estableciéndose, sin embargo, que la Prestataria podrá solicitar por escrito al Banco, con no menos de siete (7) Días Hábiles de anticipación a la fecha de pago, la cancelación y devolución del Cheque, en cuyo caso, dentro de un plazo de siete (7) Días Hábiles desde que se realice efectivamente el pago, el Banco entregará a la Prestataria el Cheque en cuestión, contra la previa entrega, por parte de la Prestataria al Banco, de un nuevo Cheque que represente el saldo de capital correspondiente al Préstamo del Banco y sus intereses, quedando a cargo de la Prestataria todos los costos, gastos, cargas, impuestos, tasas, contribuciones y otras erogaciones razonables y debidamente documentadas correspondientes a dicho canje del Cheque, cuyas constancias de pago deberán ser acreditadas al Banco (a satisfacción de éste) como condición para la entrega del Cheque a la Prestataria. Sin perjuicio de la cancelación total del Cheque, (i) si el monto pagado o a ser pagado en virtud del Cheque (ya sea originado en su ejecución en la República Argentina o en cualquier otro caso) es menor que el monto adeudado y pagadero de acuerdo con el presente respecto del Préstamo, la Prestataria pagará tal diferencia al Banco a primer requerimiento; y (ii) si el monto pagado o a ser pagado en virtud del Cheque (ya sea originado en su ejecución en la República Argentina o en cualquier otro caso) es mayor que el monto adeudado y pagadero de acuerdo con el presente respecto del Préstamo, el Banco pagará a la Prestataria, a primer requerimiento, los montos que haya recibido en exceso de los montos adeudados y pagaderos al Banco conforme al Préstamo.

(e)Cancelación por Amortización Total. En caso de que se haya amortizado en su totalidad su Préstamo y se hayan pagado, asimismo, la totalidad de los intereses y demás montos pagaderos bajo el presente en relación con el Préstamo, el Banco cancelará el Cheque que represente su Préstamo y los devolverá a la Prestataria dentro de un plazo de siete (7) Días Hábiles de ser ello requerido por la Prestataria al Banco.

(f)Reemplazo; Canje; Subdivisión. El Banco tendrá derecho a obtener de la Prestataria el reemplazo, canje o subdivisión del Cheque por otros de iguales o menores denominaciones en relación con una cesión permitida de todo o cualquier porción del Préstamo conforme con el Artículo 11.2.

(g)Reemplazo por Cambio Legal. La Prestataria deberá reemplazar el Cheque que esté en circulación, dentro de un plazo de diez (10) Días Hábiles de serle requerido por el Banco, por cualquier otro instrumento idóneo para otorgar al Banco el acceso a la vía ejecutiva, en caso que, como consecuencia de un Cambio Legal, el Cheque perdiera su eficacia como tal y/o dejara de ser exigible por la vía ejecutiva prevista en el Código Procesal Civil y Comercial de la Nación, quedando a cargo de la Prestataria todos los costos, gastos, impuestos y otras erogaciones razonables y debidamente documentados correspondientes a dicho reemplazo, cuyas constancias de pago deberán ser acreditadas al Banco (a satisfacción de éste).

(h)Si cualquier Cheque se extravía, es robado o destruido, la Prestataria deberá emitir, a solicitud del Banco, -que deberá estar acompañada de la copia de la denuncia policial respectiva- un Cheque o Cheques de reemplazo de manera inmediata; de conformidad con los procedimientos establecidos en el Capítulo I, Sección 5 de la Ley de Cheques de Argentina y en la Sección 7.2 de la Comunicación “A” 6273 del Banco Central (según sea enmendada, complementada o reemplazada periódicamente). La emisión y entrega del Cheque por parte de la Prestataria no limitará, reducirá ni afectará de ninguna manera los derechos del Banco otorgados conforme el presente Préstamo. En caso de conflicto entre los términos del presente Préstamo y el Cheque, prevalecerán los términos y condiciones del Préstamo. El Banco se obliga a utilizar cada Cheque únicamente para los fines establecidos en, y de conformidad con, los términos y condiciones del Contrato.

Artículo 2.6. Amortización Anticipada.

(a)Amortización Anticipada Voluntaria. La Prestataria podrá en cualquier Fecha de Pago de Intereses amortizar anticipadamente el Préstamo en forma total o parcial, siempre que: (i) cumpla con el pago de los Intereses devengados y no pagados y cualquier otro monto adeudado hasta la fecha de la amortización (la “Fecha de Amortización Anticipada Voluntaria”); (ii) en caso que la amortización anticipada fuera parcial, el importe de capital a ser amortizado no podrá ser inferior a US$ 10.000.000;  y (iii) la amortización anticipada del Fondeo Externo en la misma medida esté permitida bajas las regulaciones vigentes del Banco Central.

(b)Amortización Anticipada Obligatoria. En caso de que la Prestataria decida efectuar una amortización anticipada voluntaria respecto del Préstamo Sindicado, dentro de los cinco (5) Días Hábiles de ocurrido, la Prestataria deberá amortizar anticipadamente el Préstamo, por un monto equivalente a la Proporción más los intereses devengados hasta la fecha de dicho pago anticipado, a cuyo efecto la Prestataria deberá remitir al Banco una notificación de pago anticipado (la “Notificación de Pago Anticipado”) con al menos cinco (5) Días Hábiles de anticipación a la fecha de amortización anticipada de que se trate. La obligación aquí prevista está sujeta a las siguientes condiciones: (i) que la Sociedad tenga acceso al mercado de cambios para la realización de la referida amortización anticipada y (ii) que la amortización anticipada del Fondeo Externo en la misma medida esté permitida bajas las regulaciones vigentes del BCRA.

(c)Otros Montos. Cada amortización anticipada del Préstamo ya sea voluntaria u obligatoria, estará acompañada por los intereses devengados a la fecha de dicha amortización anticipada, no inclusive, sobre la porción del capital que se cancela anticipadamente y por todos los demás montos en ese momento adeudados y exigibles en virtud del presente. El Banco efectúa expresa reserva de sus créditos respecto de los intereses establecidos bajo el Artículo 2.7 y de cualquier otra suma adeudada que no sea pagada por la Prestataria en oportunidad de cualquier amortización anticipada de capital.

(d)Notificaciones. La Prestataria deberá notificar por escrito al Banco toda amortización anticipada a ser realizada en el marco de este Artículo 2.6, a más tardar a las 12:00 horas (hora de la Ciudad Autónoma de Buenos Aires) del quinto Día Hábil inmediatamente anterior a la fecha en la que se realizará la amortización anticipada en cuestión. Cada una de tales notificaciones será irrevocable, y deberá especificar la fecha en la que se realizará la amortización anticipada y el monto total de capital a ser amortizado.

(e)Destino de las Amortizaciones. Las amortizaciones anticipadas parciales realizadas en el marco de este Artículo 2.6 serán aplicadas al Préstamo en forma proporcional al porcentaje de amortización de capital pendiente de pago bajo cada Fecha de Amortización de Capital; estableciéndose, sin embargo, que si la amortización anticipada en cuestión es realizada dentro de los quince (15) Días Hábiles contados desde que la Prestataria haya recibido del Banco una solicitud de compensación conforme con el

Artículo 2.10(a), dicha amortización anticipada podrá, a solo criterio de la Prestataria, ser aplicada exclusivamente al Préstamo conforme con el Artículo 2.10(a).

Artículo 2.7. Intereses.

(a)Intereses. El Préstamo devengará Intereses Compensatorios sobre su capital pendiente de amortización durante cada Período de Intereses, desde la Fecha de Desembolso (incluyendo esa fecha) y hasta la fecha en la que el Préstamo sea amortizado en su totalidad (excluyendo esa fecha), a una tasa igual a la Tasa Aplicable que será calculada por el Banco en cada Fecha de Determinación de Intereses. Los intereses devengados bajo este Artículo 2.7(a) y pendientes de pago serán pagaderos por la Prestataria (i) por período vencido en la respectiva Fecha de Pago de Intereses; (ii) en la fecha de cualquier amortización anticipada bajo el presente respecto de la porción de capital que se amortiza anticipadamente en dicha fecha; y (iii) al vencimiento (ya sea por caducidad de plazos o por otra causa) y, después de dicho vencimiento, a primer requerimiento del Banco.

(b)Intereses en caso de Incumplimiento. Los montos adeudados por la Prestataria bajo el presente que no sean pagados en la fecha y en la forma estipuladas en el presente, cualquiera sea la causa o motivo de ello, devengarán durante el período comprendido entre la fecha en que dichos montos deberían haber sido pagados, inclusive, y la fecha en la que sean efectivamente pagados, no inclusive, (i) intereses compensatorios a la Tasa Aplicable; e (ii) Intereses Moratorios a una tasa de interés equivalente al cincuenta por ciento (50%) de la tasa que corresponda aplicar según lo establecido en el punto (i) precedente. Los intereses devengados bajo este Artículo 2.7(b) y pendientes de pago, serán pagaderos por la Prestataria a primer requerimiento del Banco. Los montos que devenguen intereses bajo este Artículo 2.7(b) no devengarán intereses bajo el Artículo 2.7(a).

(c)Capitalización. En caso de mora, los Intereses Compensatorios y los Intereses Moratorios devengados conforme con este Artículo 2.7, que no hayan sido pagados aún, se capitalizarán semestralmente el último día de cada semestre a partir de la mora y serán considerados, a partir de las fechas en que ocurra tal capitalización, como capital a todos los fines que puedan corresponder, en virtud de lo dispuesto por el artículo 770, inciso (a), del Código Civil y Comercial de la Nación.

(d)Cómputo. Todos los intereses previstos en el presente serán computados sobre la base de un año de 365 días y deberán ser pagados por la cantidad de días efectivamente transcurridos (incluyendo el primer día y excluyendo el último).

Artículo 2.8. Destino de los fondos.   Los fondos netos otorgados por el Banco a la Prestataria en cumplimiento de la normativa prevista en el punto 2.1.2 de las Normas de Política de Crédito del Banco Central serán destinados por la Prestataria a financiar parcialmente la adquisición del 100% de las acciones que TLH Holdco, S.L., una sociedad de responsabilidad limitada constituida, organizada y existente bajo las leyes del Reino de España, posee en TMA, cuyas acciones representan el 99,999625% del capital social y de los votos de TMA (el “Destino de los Fondos”).

Artículo 2.9. Mayores Costos. Ilegalidad.  (a) Si en cualquier momento acaeciera un Cambio Legal que implicare:

(i)Que el Banco quedare sujeto a cualquier impuesto, tasa, contribución, derecho, u otro cargo cualesquiera adicional o distinto a los existentes a la fecha de este Préstamo que esté relacionado o afecte al Préstamo (excepto por el impuesto a las ganancias sobre los ingresos netos globales gravables del Banco y/o el impuesto a los ingresos brutos del Banco y/o impuestos de naturaleza similar que los sustituyan), o a un aumento en la alícuota de tales impuestos alcanzados por el presente párrafo

(ii)Un cambio en la base imponible respecto de los pagos a ser realizados por la Prestataria al Banco ya fuere de Capital, Intereses Compensatorios, Intereses Moratorios o bien con respecto a cualquier otro monto debido bajo este Préstamo (excepto por un cambio impositivo respecto del impuesto a las ganancias sobre los ingresos netos globales gravables del Banco y/o el impuesto a los ingresos brutos del Banco y/o impuestos de naturaleza similar que los sustituyan), o bien

(iii)Que se imponga al Banco, se modifique o considere aplicable cualquier reserva, depósito especial o requerimiento de capital mínimo o liquidez y/o rigidez similar en relación con el Préstamo otorgado bajo este Préstamo, o bien

(iv)Que se imponga o considere aplicable al Banco cualquier reserva o depósito especial o requerimiento similar sobre categorías de depósitos relacionadas con el Préstamo otorgado bajo este Préstamo, o bien

(v)Que se produzcan cambios en los requisitos que se exigen al Banco de capital mínimo en relación con el activo que representa el Préstamo, ya sea en virtud de un Cambio Legal o por circunstancias inherentes a la Prestataria, y el resultado de cualquiera de las circunstancias enunciadas en (i) a (v) precedentes, fuere a incrementar el costo del Banco para mantener vigente el Préstamo o reducir el monto de cualquier suma recibida o a ser recibida por el Banco bajo este Préstamo, entonces previa notificación a la Prestataria, la Prestataria podrá optar por: (A) pagar al Banco tal monto adicional o montos adicionales como para compensar al mismo, después de impuestos, por dicho incremento de costos, o por dicha reducción en el monto recibido o a ser recibido por el Banco; excepto que la Prestataria no deberá asumir ni pagar montos adicionales o mayores costos resultantes de un cambio en la jurisdicción desde, o de la oficina respecto de la cual, el Banco realiza o mantiene el Préstamo, excepto por aquellos cambios que sean efectuados a requerimiento de la Prestataria o como consecuencia de un cambio en la ley aplicable a dicha nueva jurisdicción, o aplicable a dicha nueva oficina, que sea posterior al momento en el que hubiese ocurrido dicho cambio de jurisdicción y/o de oficina; o (B) precancelar totalmente las sumas adeudadas y pendientes de pago al Banco bajo el Préstamo, dentro del plazo no mayor de treinta (30) Días Hábiles contados desde la recepción de la notificación del Banco, no resultando exigible a la Prestataria, en este supuesto, el pago de comisión de precancelación o penalidad alguna debiendo no obstante la Prestataria abonar los mayores costos devengados hasta la fecha efectiva de la precancelación total.

La Prestataria acepta que, con la sola presentación de un certificado del Banco estableciendo fundada, razonable y detalladamente la forma en que se calcularon dichos montos y las bases para la determinación de dicho monto o montos adicionales necesarios para compensar al Banco como se ha dicho más arriba, y en ausencia de error manifiesto en dicho certificado, la Prestataria se hallará de pleno derecho y en forma expresa, firme, irrevocable e incondicional, obligada a abonar y pagar dentro de los diez (10) Días Hábiles siguientes y sin protesto alguno tales montos al Banco. Sin perjuicio de la plena vigencia de las obligaciones de la Prestataria indicadas en esta Cláusula, el Banco compromete desde ya sus mayores y mejores esfuerzos para, en el evento que se encontrare ante una de las circunstancias arriba descritas, intentar atenuar los efectos de los mayores costos que tales circunstancias produjeren en el Préstamo. En ausencia de errores manifiestos en el certificado, queda expresamente establecido que la Prestataria sólo podrá impugnar, rechazar y/o discutir tal certificado una vez que, y sólo si, hubiese efectuado al Banco, el pago en tiempo y forma de los montos allí consignados.

(a)No obstante cualquier otra disposición en este Préstamo, si el Banco notificara a la Prestataria que la introducción de cambios en cualquier ley o reglamentación o en su interpretación o como consecuencia de disposiciones emanadas de Autoridad competente convierte en ilegal para el Banco mantener el Préstamo, la Prestataria deberá precancelar, sin penalidad alguna, la totalidad de las sumas adeudadas y pendientes de pago bajo el Préstamo en la próxima Fecha de Pago de Intereses sin protesto alguno, salvo que, a criterio exclusivo del Banco, en virtud de dicha ley, reglamentación, interpretación o disposición no fuera posible efectuar la precancelación en tal fecha, en cuyo caso la precancelación deberá efectuarse dentro del Día Hábil inmediato siguiente solicitado por el Banco y sin protesto alguno.

Artículo 2.10. Pagos en General.

(a)Pagos por Parte de la Prestataria. Todos los pagos que la Prestataria deba realizar en virtud del presente (en concepto de capital, intereses y/o comisiones, honorarios, impuestos, gastos y/u otros montos en los términos del Artículo 2.10, deberán ser realizados antes de las 15:00 horas (hora de la Ciudad Autónoma de Buenos Aires) de la fecha de su vencimiento en Dólares con fondos de inmediata disponibilidad, sin compensación y/o reconvención alguna. Para ello, la Prestataria se obliga a realizar todos los trámites y presentar toda la documentación que sea necesaria para cerrar cambio el Día Hábil inmediato anterior a cada Fecha de Amortización de Capital y/o Fecha de Pago de Intereses correspondiente a fin de cancelar las sumas adeudadas mediante acceso al MLC. Los pagos recibidos después de dicha hora en cualquier fecha podrán ser considerados, a criterio del Banco, como recibidos el Día Hábil inmediatamente siguiente a los fines del cálculo de intereses sobre ellos. Salvo disposición en contrario establecida en el presente, si cualquier pago en virtud de los términos aquí incluidos venciera un día que no sea un Día Hábil, la fecha para el pago será extendida al primer Día Hábil inmediatamente posterior (o, si este último correspondiera a un nuevo mes calendario, la fecha para el pago será adelantada al primer Día Hábil inmediatamente anterior) y, en el caso de cualquier pago que devengara intereses, se deberán pagar intereses por el período de dicha extensión, excluyendo el último día. Todos los pagos en virtud del presente y/o conforme con cualquier otro Documento de la Transacción, deberán realizarse en Dólares. En caso que la Prestataria no abonara en tiempo y forma cualquier suma adeudada en Dólares, el Banco queda expresamente autorizado a su sola opción, pero no obligado, a debitar a partir del Día Hábil inmediato posterior a la Fecha de Pago de Intereses y/o Fecha de Amortización de Capital, según corresponda, de la cuenta corriente de la Prestataria, la cantidad de Pesos que resulte necesaria para adquirir la cantidad de Dólares adeudada por la Prestataria bajo este Préstamo al Tipo de Cambio de Referencia efectuando el correspondiente boleto de cambio a nombre de la Prestataria; estableciéndose, sin embargo, que el Banco no podrá ejercer la facultad de debitar aquí prevista sobre fondos acreditados en las cuentas de la Prestataria que, conforme lo informado por ésta al Banco, estuviera destinados al pago de salarios, haberes y/o retribuciones de los empleados de la Prestataria. El Banco no será responsable de las diferencias de cambio que pudieran surgir hasta el momento de la efectiva cancelación de la deuda, aun cuando la Prestataria hubiera tenido disponibilidad de Pesos suficientes en su cuenta corriente, renunciando expresa e irrevocablemente a efectuar cualquier tipo de reclamo al respecto.

(b)Aplicación de Pagos Insuficientes. Si en cualquier momento los fondos que el Banco reciba y/o tenga a disposición en virtud del presente y/o de cualquier otro Documento de la Transacción, fueran insuficientes para pagar íntegramente todos los montos de capital, intereses, comisiones y cualesquiera otros montos adeudados y exigibles en ese momento en virtud del presente y/o de cualquier otro Documento de la Transacción, dichos fondos serán aplicados: (i) primero, al pago de los impuestos correspondientes adeudados en ese momento en virtud del presente y/o de cualquier otro Documento de la Transacción; (ii) segundo, al pago de las comisiones, honorarios y gastos correspondientes adeudados en ese momento en virtud del presente y/o de cualquier otro Documento de la Transacción, en forma proporcional entre las partes con derecho a su cobro de acuerdo con los montos de comisiones, honorarios y gastos adeudados en ese momento a dichas partes; (iii) tercero, al pago de Intereses Moratorios adeudados en ese momento en virtud del presente; (iv) cuarto, al pago de Intereses Compensatorios adeudados en ese momento en virtud del presente; y (v) quinto, al pago del capital adeudado en ese momento en virtud del presente.

(c)Pagos sin Compensación. Ninguno de los pagos a realizar por la Prestataria de conformidad con el presente y/o con cualquier otro Documento de la Transacción, podrá ser compensado contra cualquier crédito que la Prestataria pueda tener contra el Banco.

(d)Pagos en Dólares. Todo pago en concepto de amortización del Capital (incluyendo las sumas evidenciadas en el Pagaré), Intereses Compensatorios e Intereses Moratorios devengados respecto del Capital, costos y gastos, y toda otra suma en Dólares que la Prestataria debiere pagar al Banco en virtud del presente o cualquier otro Documento de la Transacción (salvo por los impuestos que pudieran corresponder, en su caso), será hecho por la Prestataria exclusivamente en Dólares. Por lo tanto, la Prestataria renuncia incondicional e irrevocablemente a invocar cualquier derecho que pudiera entenderse le corresponda de cancelar cualquiera de dichas obligaciones de pago que conforme a este Préstamo deben cancelarse en Dólares con una moneda distinta, o con una cantidad menor de la misma o mediante la cesión y/o entrega al Banco de cualquier título (ya sea representativo de deuda o capital) o instrumento de pago. La Prestataria renuncia, por tanto, a invocar respecto de dichas obligaciones de pago: (i) cualquier imposibilidad de pago en Dólares, tomando a su cargo cualquier evento de caso fortuito o fuerza mayor, y reconociendo que la totalidad de dichas obligaciones de pago a su cargo se mantendrán vigentes y exigibles hasta tanto el Banco reciba la exacta cantidad de Dólares que corresponda ser abonada bajo este Préstamo; y (ii) imprevisión y onerosidad sobreviniente (Artículo 1.091 y concordantes del Código Civil y Comercial de la Nación) y/o caso fortuito o fuerza mayor (Artículos 955, 956, 1.730 y concordantes del Código Civil y Comercial de la Nación) y/o imposibilidad de cumplimiento (Artículo 1.732 y concordantes del Código Civil y Comercial de la Nación), suspensión de cumplimiento (Artículos 1.031, 1.032 y concordantes del Código Civil y Comercial de la Nación) como defensas frente a la acción de cobro de cualquier suma de dinero que adeude al Banco en virtud del presente o para fundamentar la revisión o resolución de este Préstamo.

La Prestataria renuncia en forma incondicional e irrevocable a invocar cualquier derecho y/o facultad que pudiera entenderse le corresponda, ya sea en virtud de la ley, de un hecho gubernamental o de cualquier otro hecho emanado o no de una autoridad gubernamental, de cancelar los montos adeudados bajo el presente denominados en Dólares con una moneda distinta al Dólar billete, incluyendo la moneda de curso legal en la República Argentina, no teniendo efecto cancelatorio ningún pago realizado en cualquier otra moneda que no fuera el Dólar, siendo de estricta aplicación lo establecido en el artículo 765 del Código Civil y Comercial de la Nación, conforme fuera modificado por el Decreto de Necesidad y Urgencia N° 70/2023. Si el Decreto de Necesidad y Urgencia N° 70/2023 fuera declarado ineficaz por cualquier motivo por una autoridad o declarado inconstitucional o si su texto fuera invalidado de alguna manera, la Prestataria renuncia a liberarse de sus obligaciones de pago dando el equivalente en moneda de curso legal.

Consecuentemente, la Prestataria asume y toma a su exclusivo cargo cualquier circunstancia presente o futura (incluyendo, sin limitación, circunstancias de caso fortuito o de fuerza mayor) que pudiera afectar el MLC o mecanismos para la obtención de Dólares o que impida, restrinja o haga más onerosa la adquisición de Dólares adeudada bajo este Préstamo, obligándose, en cualquier supuesto, a cancelar la totalidad de sus obligaciones en Dólares bajo el presente entregando la exacta cantidad de dicha moneda extranjera que adeuda por todo concepto. En consecuencia, queda expresamente establecido que hasta tanto el Banco no hubieran recibido íntegramente la exacta cantidad de Dólares que le fuera adeudada bajo este Préstamo, la Prestataria toma a su cargo todas las consecuencias (incluso, sin limitaciones, por intereses y daños y perjuicios que se devenguen u ocasionen por el incumplimiento de las obligaciones a su cargo) derivadas de la imposibilidad y/o tardanza en la adquisición y aplicación de los Dólares ya sea que se produzcan por causa o con relación a incumplimientos de parte de la Prestataria y/o por disposiciones presentes o futuras o directivas del Banco Central y/o de otra Autoridad Pública, así como las que deriven o sean consecuencia de circunstancias de hecho no imputables al Banco y/o del caso fortuito o de fuerza mayor, aun cuando dichas circunstancias pudieran implicar mayores costos para la Prestataria.

Tales renuncias son efectuadas por la Prestataria en función de que ha merituado debidamente la actual paridad cambiaria entre el Dólar y el Peso, y la existencia actual de ciertas restricciones para el acceso al MLC en la República Argentina y la posibilidad cierta de que tanto la paridad cambiaria actual como el acceso al MLC pueda, con posterioridad a la celebración del presente, experimentar una alteración substancial, habiendo contado con el debido asesoramiento de profesionales altamente calificados de distintas áreas que han estimado conveniente y necesario para la Prestataria asumir tales riesgos futuros.

Si debido a cualquier prohibición o restricción de hecho o de derecho, ya sea existente a la fecha de firma del presente o futura, emanada de un hecho gubernamental o de cualquier otro hecho o circunstancia, se impidiera o restringiera, en forma total o parcial, el acceso al MLC en la República Argentina para la adquisición de Dólares, la Prestataria deberá cumplir con sus obligaciones de pago previstas en el presente en Dólares mediante alguno de los procedimientos que se indican a continuación a exclusivo criterio de la Prestataria en la medida que dichos procedimientos estén a disposición de la Prestataria conforme a la capacidad legal y condicionamientos regulatorios de control de cambios para la actividad de la Prestataria o el cumplimiento de las obligaciones de la Prestataria:

(i)

la compra con Pesos (o la moneda que sea en ese momento de curso legal en la República Argentina) de valores negociables representativos de deuda o de capital denominados y pagaderos en Dólares emitidos por el Gobierno de la República Argentina y/o por compañías públicas o privadas argentinas -de cualquier clase, serie o valor- que se encuentren listados y/o se negocien en el Bolsas y Mercados Argentinos S.A. (“BYMA”) y/o en el Mercado Abierto Electrónico S.A. “MAE”), y que cuenten con autorización de listado y/o negociación y sean activamente negociados en cualquier mercado de valores ampliamente reconocido internacionalmente (los “Títulos”), para que, una vez negociados y liquidados en BYMA o en el MAE,, su producido en Dólares, neto de gastos, impuestos, tasas y comisiones, sea igual a la cantidad en dicha moneda adeudada al Banco bajo este Préstamo, o

(ii)	mediante cualquier otro procedimiento existente en la República Argentina para la adquisición de los Dólares adeudados bajo el presente.

La aplicación de los procedimientos antes descriptos sólo tendrá efectos cancelatorios en la medida en que, como resultado de los mismos, el Banco hubiere recibido la exacta cantidad de Dólares de inmediata y libre disponibilidad que correspondiere ser abonada bajo el presente, a su plena satisfacción. Todos los gastos, costos, comisiones, honorarios e impuestos pagaderos con relación a los procedimientos referidos en (i) o (ii) precedentes serán pagados por la Prestataria.

CLÁUSULA TERCERA

CONDICIONES PRECEDENTES

Artículo 3.1. Condiciones Precedentes a los Desembolsos.  La obligación del Banco de realizar los Desembolsos no entrará en vigencia hasta que el Banco haya recibido cada uno de los siguientes documentos y se hayan cumplido y, en su caso, continúen vigentes, cada una de las siguientes condiciones suspensivas, a sólo criterio del Banco, cuyo cumplimiento o vigencia, según corresponda, deberá haber sido acreditado al Banco en o antes de las 10:00 horas (hora de la Ciudad Autónoma de Buenos Aires) de la Fecha de Desembolso:

(a)Capacidad. La Prestataria deberá haber suscripto válidamente el presente Préstamo y los restantes Documentos de la Transacción, debiendo la(s) firma(s) de quien(es) la represente(n) en dicha suscripción encontrarse debidamente certificada(s) por el escribano público designado por el Banco y aceptado por la Prestataria, el cual debe haber acreditado la identidad y facultades suficientes del/de los firmante(s).

(b)Personería Jurídica. Facultades. La Prestataria deberá entregar al Banco: (i) copia del acta de directorio de la Prestataria transcripta al libro pertinente en la cual se evidencie la aprobación del Préstamo y en la cual asimismo se autorice a determinados funcionarios y/o Apoderados de la Prestataria a suscribir el Préstamo y los restantes Documentos de la Transacción; y (ii) copia del poder general o especial de la Prestataria (según corresponda) del cual surja que los Apoderados de la Prestataria que suscriban en su nombre y representación el presente Préstamo, el Cheque y los restantes Documentos de la Transacción, se encuentran suficientemente facultados para dichos actos o, en el evento que firme el presidente de la Prestataria, copia certificada del acta de asamblea de designación del mismo y del acta de directorio de distribución de cargos, debidamente inscripta en el Registro Público.

(c)Documentos de la Transacción. El Banco deberá recibir cada uno de los Documentos de la Transacción (incluyendo el Cheque a ser librado por la Prestataria con relación a los Desembolsos conforme al Artículo 2.5(a) de este Préstamo) debidamente celebrados y otorgados por la Prestataria y/o el Codeudor, según corresponda como firmantes de los mismos y dichos Documentos de la Transacción sean legales, válidos y exigibles para la Prestataria y/o el Codeudor, según corresponda, en la Fecha de Desembolso.

(d)Opinión Legal. El Banco deberá recibir una opinión legal de EGFA Abogados en términos satisfactorios para el Banco.

(e)Declaraciones y Garantías. Deben encontrarse en plena vigencia y continuar siendo materialmente ciertas, correctas y verdaderas, todas y cada una de las Declaraciones y Garantías efectuadas por la Prestataria en la Cláusula Cuarta del presente Préstamo.

(f)Supuestos de Incumplimiento. No debe haber ocurrido y encontrarse vigente ningún supuesto susceptible de ser considerado como un Supuesto de Incumplimiento previsto en la Cláusula Sexta del presente Préstamo.

(g)Certificado de la Prestataria. El Banco deberá haber recibido un certificado emitido por un Apoderado de la Prestataria, en términos sustancialmente similares al modelo adjunto como Anexo D, fechado en la Fecha de Desembolso, manifestando que (i) todas las Declaraciones y Garantías detalladas en la Cláusula Cuarta del presente Préstamo, siguen siendo ciertas, correctas y verdaderas a la Fecha de Desembolso y (ii) no ha tenido lugar ni subsiste un Incumplimiento o Supuesto de Incumplimiento a la Fecha de Desembolso ni se producirá, en cada caso, como consecuencia de las transacciones contempladas en los Documentos de la Transacción;.

(h)Restricción Cambiaria. No debe haber ocurrido ni encontrarse vigente una Restricción Cambiaria; con excepción de aquellas previstas en los puntos 3.6.4 y 3.13.1.11 de las Normas de Exterior y Cambios (Texto Ordenado) del BCRA.

(i)Boleto de Cambio. Acceso al MLC. (i) La Prestataria debe haber suscripto el correspondiente boleto de cambio, cuyo modelo se adjunta como Anexo E, a los efectos de liquidar en el MLC de cambios los fondos desembolsados bajo el Préstamo y haber entregado al Banco toda la documentación necesaria a los efectos de cerrar cambio

(j)La Prestataria debe haber acreditado la presentación de la última declaración trimestral en el marco del Relevamiento de Activos y Pasivos Externos previsto por la Comunicación “A” 6401 del BCRA (modificatorias y complementarias);

(k)Requerimientos del Banco Central. El Banco haya recibido, según corresponda, la Declaración Jurada de Política de Créditos y toda otra documentación satisfactoria para el Banco que pudiera corresponder en virtud de los Requerimientos del Banco Central.

(l)Indemnidad del Impuesto a las Ganancias. Recepción de un documento que, a entera satisfacción del Banco, lo mantenga indemne frente a una futura retención del Impuesto a las Ganancias para la aplicación de los fondos.

(m)Suscripción del Share Purchase Agreement. Recepción de evidencia fehaciente, a entera satisfacción del Banco, de la celebración del contrato de compraventa de acciones entre TLH Holdco S.L. y Telecom Argentina S.A. en o alrededor del 24 de febrero de 2025 (el “Share Purchase Agreement”).

(n)Declaración Jurada Comunicación “A” 8108. Recepción de la declaración jurada, a entera satisfacción del Banco, conforme lo exigido por la Comunicación “A” 8108 del Banco Central por parte de la Prestataria, en los términos y condiciones exigidos por la normativa aplicable.

Artículo 3.2. Cumplimiento de Condiciones Precedentes. Las Partes acuerdan expresamente que la determinación respecto del cumplimiento de las Condiciones Precedentes quedará a exclusivo e individual criterio razonable del Banco.

CLÁUSULA CUARTA

Por el presente la Prestataria otorga las declaraciones y garantías que se encuentran descriptas en el Anexo F al presente que se encuentra redactado en el idioma inglés.

CLÁUSULA QUINTA

Por el presente la Prestataria asume, y se compromete al cumplimiento de, los compromisos y obligaciones que se encuentran descriptos en el Anexo F al presente que se encuentra redactado en el idioma inglés.

CLÁUSULA SEXTA

En caso de incumplimiento de este Préstamo por la Prestataria se aplicarán los Supuestos de Incumplimiento descriptos en el Anexo F al presente que se encuentra redactado en el idioma inglés.

CLÁUSULA SÉPTIMA

MORA AUTOMÁTICA

Artículo 7.1. Mora. La mora se producirá automáticamente por el solo vencimiento de los plazos para los casos de aquellas obligaciones que los tuvieren y, en los demás casos, por la recepción de la notificación referida la Cláusula precedente, a menos que en ella el Banco hubiera fijado un plazo para su cumplimiento bajo el presente Préstamo. Ni la mora ni los efectos de la notificación descripta precedentemente exigirán ninguna intimación judicial ni extrajudicial previa. A partir de su mora, todo importe que adeudare la Prestataria al Banco devengará el Interés Moratorio contemplado en este Préstamo.

CLÁUSULA OCTAVA

IMPUESTOS

Artículo 8.1. Impuestos Indemnizables por la Prestataria.  La Prestataria toma a su exclusivo cargo y deberá pagar inmediatamente contra la sola solicitud del Banco, la totalidad de los impuestos presentes y futuros (incluyendo, sin limitación, el impuesto al valor agregado que se origine en la participación del Banco en este Préstamo, en la percepción de intereses, u otros pagos bajo este Préstamoo que de cualquier otra forma se relacione con la participación del Banco en el otorgamiento del Préstamo) y cualquier otro gravamen o tributo, presente y/o futuro, que pudiere corresponder ser abonado con motivo y/o en ocasión del otorgamiento y/o instrumentación y/o cumplimiento y/o ejecución de todos y cualesquiera de los Documentos de la Transacción, incluyendo (sin carácter limitativo) todo impuesto de sellos u otro de igual naturaleza aplicable actualmente o en el futuro con motivo y/o en ocasión del otorgamiento y/o instrumentación y/o cumplimiento y/o ejecución de todos y cualesquiera de los Documentos de la Transacción, con la excepción del impuesto a las ganancias (o el impuesto equivalente que pueda establecerse en el futuro) sobre los ingresos netos globales gravables y el impuesto a los ingresos brutos sobre dichos ingresos del Banco.

Artículo 8.2. Pagos Libres de Impuestos, Deducciones, Retenciones u Otros.  Todos los pagos bajo este Préstamo deberán ser hechos por la Prestataria libres de deducciones, retenciones u otros cargos de cualquier naturaleza. En el caso que la Prestataria fuere requerida por ley o por cualquier Autoridad competente a realizar cualquier deducción, retención y/o cargo, la Prestataria deberá realizar tantos pagos adicionales al Banco como sean necesarios, para que, después de realizadas tales deducciones, retenciones y/o cargos (incluyendo las relacionadas con tales pagos adicionales), el Banco recibiere un monto igual al monto debido al mismo bajo los términos de este Préstamo, como si tales deducciones, retenciones y/o cargos no hubiesen sido realizados. Sin perjuicio de lo expuesto precedentemente, en ningún caso, la Prestataria estará obligada a reconocer, pagar o reembolsar al Banco por el impacto impositivo que ya estuviera compensado a través de la Tasa Aplicable. La Prestataria deberá pagar en legal tiempo y forma a las Autoridades impositivas que corresponda, el monto retenido, y deberá obtener y suministrar al Banco copia certificada de los comprobantes que correspondan respecto de dicho pago.

Artículo 8.3. Reembolso.  La Prestataria reembolsará al Banco, en un plazo de siete (7) Días Hábiles de serle ello requerido por escrito, juntamente con la presentación del correspondiente documento de pago, cualquier impuesto (incluyendo cualquier multa o penalidad aplicable) que se viera obligado a pagar y que, de conformidad con la Cláusula Octava debieran ser pagados por la Prestataria.

Artículo 8.4. Importes Adicionales. Artículo 2.11. (a) Mientras no hubiera ocurrido un Supuesto de Incumplimiento, si al momento en que la Prestataria fuera notificada de una cesión en los términos de la presente, como consecuencia de la misma, la Prestataria debiere abonar al Cesionario importes adicionales en concepto de impuestos, retenciones y/o deducciones a aquellos que la Prestataria hubiera estado obligada a pagar al Banco y/o a un Banco Autorizado (de ambos, el costo que resulte mayor) de conformidad con las previsiones de la Cláusula Octava en el evento que la cesión no hubiera tenido lugar (los “Importes Adicionales”), entonces la Prestataria no estará obligada a pagar los Importes Adicionales. Para tal caso, el Cesionario al momento de acordar con el cedente la cesión, deberá aceptar una disminución de los importes a percibir de la Prestataria hasta el límite de los Importes Adicionales. En el evento que, a la fecha de la notificación de la cesión, como consecuencia de la misma no surgiera la obligación de pagar ningún Importe Adicional, de ahí en más se aplicarán las previsiones de las Cláusula Octava, quedando la Prestataria obligada a pagar al Cesionario cualquier importe adicional, mayor o incremental que se originara con posterioridad a la fecha de la cesión según dichas previsiones contractuales. Sin perjuicio de lo expuesto precedentemente, en ningún caso, la Prestataria estará obligada a reconocer, pagar o reembolsar al Cesionario por el impacto impositivo que ya estuviera compensado a través de la Tasa Aplicable.

(b)En cambio, si al momento en que la Prestataria fuera notificada de una cesión en los términos de la presente, hubiera ocurrido un Supuesto de Incumplimiento, no será aplicable lo acordado en el párrafo precedente, debiendo la Prestataria abonar al Cesionario cualquier Importe Adicional.

(c)Asimismo, mientras no hubiera ocurrido cualquiera de los Supuestos de Incumplimiento, la Prestataria no será responsable ni deberá pagar ningún costo o gasto aplicable a la instrumentación de la cesión del Préstamo.

Artículo 8.5. Indemnidad por Parte de la Prestataria.  Las obligaciones asumidas por la Prestataria bajo esta Cláusula serán exigibles con independencia de (i) que se efectivizara uno o más Desembolsos previstos bajo este Préstamo, dejándose constancia que la Prestataria podrá reclamar al Banco por no cumplir con cualquiera de los Desembolsos en la respectiva Fecha de Desembolso por causa imputable exclusivamente al Banco, todos los impuestos y demás pagos que como consecuencia de esta Cláusula la Prestataria hubiere abonado en relación con el Banco, (ii) la cancelación de todas las sumas adeudadas por la Prestataria al Banco en virtud de los Documentos de la Transacción, y/o (iii) la vigencia del Préstamo perfeccionado una vez aceptado.

CLÁUSULA NOVENA

COSTOS, GASTOS Y OTRAS EROGACIONES

Artículo 9.1. Costos, Gastos y Otras Erogaciones.  La Prestataria toma a su exclusivo cargo y deberá pagar dentro de los cinco (5) Días Hábiles de recibida solicitud por escrito del Banco, la totalidad de los gastos y/o costos razonables y documentados y/o cualquier otra erogación razonable y documentada que pudiere corresponder ser abonada con motivo y/o en ocasión del otorgamiento y/o instrumentación y/o cumplimiento y/o ejecución de todo documento, instrumento relacionado con los Documentos de la Transacción, incluyendo los honorarios legales razonables y documentados por la instrumentación de los mismos, todos ellos siempre y cuando hubieran sido previamente aprobados por la Prestataria, al igual que los gastos y el impuesto al valor agregado, en caso de ser aplicable. La Prestataria deberá reembolsar al Banco cualquier monto que éste hubiera pagado por cualquiera de los conceptos mencionados en la presente Cláusula. Los honorarios legales que la Prestataria abonare al momento de suscripción del presente no cubrirán los honorarios razonables y documentados que se devenguen por la eventual ejecución judicial o extrajudicial de cualquiera de los Documentos de la Transacción que se suscriben. Asimismo, la Prestataria se compromete a indemnizar y mantener indemne al Banco por cualquier pérdida directa efectivamente incurrida que pueda sufrir como resultado de cualquier norma, ley o decreto de cualquier autoridad, entidad o ente regulador que se implemente en la República Argentina y genere una diferencia entre (i) los términos y condiciones de pago del presente Préstamo y (ii) los términos y condiciones de pago del Fondeo Externo, en virtud de (1) un evento gubernamental que permitiría el pago en otra moneda o la pesificación del Préstamo, o (2) un evento gubernamental que permitiría el pago del Préstamo en términos diferentes a los previstos en el presente. La Prestataria no estará obligada a indemnizar y mantener indemne al Banco por cuestiones relacionadas a la presente, que surgieran por un accionar doloso o negligente del Banco. Asimismo, en el caso que como resultado de cualquier norma, ley o decreto de cualquier autoridad, entidad o ente regulador que se implemente en la República Argentina, se pudiera cancelar a su vencimiento el Préstamo, pero no así el Fondeo Externo, la Prestataria asume indemnizar y mantener indemne al Banco por cualquier pérdida directa efectivamente incurrida, así como los costos de mantenimiento de mantener vigente el Fondeo Externo, hasta su efectiva cancelación por parte del Banco.

Artículo 9.2. Indemnidad por Parte de la Prestataria.  Las obligaciones asumidas por la Prestataria bajo esta Cláusula serán exigibles con independencia de (i) que se efectivizara los Desembolsos previsto bajo este Préstamo (estableciéndose, sin embargo, que la Prestataria no deberá afrontar erogaciones a favor del Banco si éste no cumpliera con los Desembolsos en la respectiva Fecha de Desembolso por causa imputable exclusivamente al Banco), (ii) la cancelación de todas las sumas adeudadas por la Prestataria al Banco en virtud de los Documentos de la Transacción, y/o (iii) la vigencia del Préstamo perfeccionado una vez aceptado.

CLÁUSULA DÉCIMA

DÍAS HÁBILES

Artículo 10.1. Días Hábiles. Vencimiento de Plazos.  Salvo que se establezca expresamente lo contrario en cualquier disposición del presente Préstamo, en el supuesto que el vencimiento de cualquiera de los plazos previstos en este Préstamo cayese en día que no sea un Día Hábil, dicho vencimiento se trasladará, automáticamente, al Día Hábil inmediato posterior (o, si este último correspondiera a un nuevo mes calendario, la fecha para el pago será adelantada al primer Día Hábil inmediatamente anterior).

CLÁUSULA DÉCIMO PRIMERA

CESIÓN DE DERECHOS Y OBLIGACIONES

Artículo 11.1. Cesiones en General. (a) El Banco (así como cualquiera de sus Cesionarios) podrá ceder todos o una parte de los beneficios y/o derechos y/o acciones y/o deberes y/o cargas y/u obligaciones que le correspondieren bajo el Préstamo, sin el consentimiento previo de la Prestataria a (i) cualquiera de sus Afiliadas y/o (ii) entidades financieras de primera línea de conformidad con la Ley de Entidades Financieras domiciliadas en la República Argentina y/o Bancos Autorizados, debiendo en ambos casos notificar por medio fehaciente a la Prestataria dentro del plazo de siete (7) Días Hábiles previos a la realización de la cesión, estableciéndose que dicha notificación es al sólo efecto informativo.

(b) De acuerdo con los términos de dichas cesiones, cada cesionario, una vez notificada la cesión en legal forma a la Prestataria, tendrá los mismos beneficios y/o derechos y/o acciones y/o deberes y/o cargas y/u obligaciones que hubiera tenido el Banco cedente bajo los Documentos de la Transacción de no haberse efectuado dicha cesión.

(c) Sin perjuicio de lo expuesto precedentemente, si se hubiera verificado el acaecimiento de alguno de los Supuestos de Incumplimiento, el Banco podrá ceder todo o parte de sus respectivos derechos, beneficios y obligaciones bajo el Préstamo a cualquier Persona con independencia de si la cesión genera o no gastos y/o costos adicionales para la Prestataria; con excepción de que en ningún caso estará permitido que el Banco ceda sus derechos y/u obligaciones a una Afiliada de la Prestataria y/o sociedad vinculada de cualquier forma con la misma en los términos del artículo 33 de la Ley General de Sociedades y/o a un accionista de la Prestataria o cualquier persona humana.

(d) Queda expresamente establecido que la cesión de derechos y/u obligaciones contemplada en el presente Apartado no constituirá, no se considerará y no podrá ser interpretada como, una novación por sustitución de acreedor; por el contrario, las Partes acuerdan y aceptan en forma expresa, firme, irrevocable e incondicional que dicha cesión de derechos y/u obligaciones constituirá, se considerará y será interpretada como, una cesión de créditos al amparo del Artículo 1614 y concordantes del Código Civil y Comercial de la Nación.

Artículo 11.2. Cheque. Cesión.  Queda establecido que el Banco no podrá ceder el Cheque, salvo en el caso de cesión del Préstamo de conformidad con lo previsto en la presente Cláusula Décimo Primera. Queda asimismo establecido, y la Prestataria lo asume como un compromiso bajo este Préstamo, que para el evento que el Banco, de conformidad con lo establecido precedentemente, cediere a cualquier Cesionario todos o una parte de sus derechos y/u obligaciones bajo este Préstamo, se deberá sustituir dentro de los cinco (5) Días Hábiles del requerimiento, a plena satisfacción del Banco y del respectivo Cesionario y a sólo requerimiento del Banco y/o del Cesionario, el Cheque oportunamente emitido en favor del Banco. Mientras no hubiera ocurrido y se mantenga cualquiera de los Supuestos de Incumplimiento previstos en la Cláusula Sexta de este Préstamo, la Prestataria no será responsable ni deberá pagar ningún costo, gasto o impuesto aplicable a la emisión de un nuevo Cheque, debiendo el Banco y/o el Cesionario reembolsar y/o adelantar a la Prestataria el importe de cualquier impuesto que la misma se viera obligada a pagar como consecuencia de dicha emisión. Dentro del plazo de cinco (5) Días Hábiles del adelanto y/o reembolso de los importes correspondientes por parte del Banco y/o el Cesionario, la Prestataria deberá presentar a los mismos copia certificada del comprobante de pago del impuesto pertinente.

Artículo 11.3. Prohibición de Cesión. Prestataria. La Prestataria no podrá, en cambio, ceder ninguno de sus beneficios y/o derechos y/o acciones y/o deberes y/o cargas y/u obligaciones emanados de este Préstamo.

Artículo 11.4. Venta de Participaciones. Sujeto a lo previsto en el Artículo 11.1, el Banco podrá vender participaciones sobre sus derechos y obligaciones bajo este Préstamo, pero (i) el Banco será siempre considerado el único responsable frente a las otras Partes respecto del cumplimiento de sus obligaciones bajo la misma, y (ii) el Banco será siempre considerado el único titular de sus derechos bajo este Préstamo, especialmente en todo lo que hace a su relación con las restantes Partes y sus derechos de cobro y ejecución.

CLÁUSULA DÉCIMO SEGUNDA

DÉBITO EN CUENTA. COMPENSACIÓN

Artículo 12.1. Débito en Cuenta.  El Banco estará facultado para debitar en cualquier momento (hubiere o no fondos disponibles) aún en descubierto, cualquier importe adeudado por la Prestataria bajo cualquier Documento de la Transacción que no haya sido abonado a su vencimiento (incluyendo los costos, gastos y otras erogaciones indicadas en la Cláusula Novena de este Préstamo) de cualquier cuenta bancaria (en moneda local o extranjera) que la Prestataria mantenga abierta con el Banco, en forma individual o conjunta, sin que tal débito constituya novación de las obligaciones asumidas en virtud de este Préstamo, razón por la cual la Prestataria deberá abonar al Banco los montos adeudados bajo este Préstamo bajo cualquier otro Documento de la Transacción de acuerdo con los términos y condiciones del mismo o de los mismos pero sin perjuicio del derecho del Banco para accionar mediante el saldo deudor de cuenta corriente debidamente certificado por la vía ejecutiva pertinente de conformidad con el Artículo 1406 del Código Civil y Comercial de la Nación estableciéndose, sin embargo, que el Banco no podrá ejercer la facultad de debitar aquí prevista sobre fondos acreditados en las cuentas de la Prestataria que, conforme lo informado por ésta al Banco, estuviera destinados al pago de salarios, haberes y/o retribuciones de los empleados de la Prestataria. Si el Banco hiciera uso de las facultades conferidas en este Artículo 12.1, deberá notificar a la Prestataria después de realizar el débito correspondiente; estableciéndose, sin embargo, que la ausencia de tal notificación no afectará la validez de dicho débito.

Artículo 12.2. Compensación.  En caso que la Prestataria no hubiere abonado a su vencimiento al Banco algún importe adeudado al mismo bajo este Préstamo (aun cuando se trate de sumas adeudadas como consecuencia de la declaración de caducidad de plazos por aplicación de la Cláusula Sexta y la Prestataria no hubiere abonado las sumas reclamadas en virtud de dicha aceleración de plazos) y durante el tiempo que se mantenga dicho incumplimiento, el Banco queda por la presente autorizado, en cualquier momento, a compensar y aplicar todos y cada uno de los depósitos, generales o especiales, a plazo fijo o a la vista, provisorios o definitivos, que hubieran sido constituidos en cualquier momento en el Banco así como también cualquier otro monto adeudado por el Banco a la Prestataria por cualquier causa o concepto, contra todas y cada una de las obligaciones de pago contraídas por la Prestataria con el Banco bajo este Préstamo, independientemente de que el Banco hubiera efectuado o no reclamo de pago alguno en virtud de la misma y sin perjuicio de que tales depósitos, montos o activos de la Prestataria aún no hubieren vencido. El Banco conviene en notificar a la Prestataria tal compensación y cancelación de deudas dentro del Día Hábil inmediato posterior, quedando en claro que la falta de tal notificación no afectará la validez de dicha compensación. Los derechos adquiridos por el Banco en virtud del presente Apartado no excluyen otros derechos y recursos (incluyendo, no taxativamente, otros derechos de compensación) que el Banco pudiera tener.

Artículo 12.3. Conversión.  A los efectos de determinar, de ser necesario, el monto equivalente en otra moneda distinta a los Pesos de algún depósito, deuda o cuenta sobre el cual se compensare, aplicare o debitare cierta obligación de la Prestataria bajo este Préstamo, se tomará el monto de esa otra moneda necesario para comprar Pesos al Tipo de Cambio de Referencia del día en que se produjera la compensación o débito.

CLÁUSULA DÉCIMO TERCERA

INDEMNIDAD

Artículo 13.1. Indemnidad Otorgada por la Prestataria al Banco. La Prestataria se

compromete a indemnizar y a mantener indemne y libre de todo daño y/o perjuicio al Banco, sus Afiliadas y a sus respectivos oficiales, ejecutivos, directores, funcionarios, representantes, mandatarios, empleados y asesores (la “Parte Indemnizada”) contra, y respecto de, toda pérdida, reclamo, multa, costo, gasto, daño, honorario, perjuicio y/o responsabilidad, de cualquier clase y/o naturaleza, a los que cualquiera de los mismos pueda estar sujeto en la medida en que tales pérdidas, reclamos, sentencias, honorarios, daños y/o responsabilidades estuvieran relacionadas con y/o vinculadas a las transacciones acordadas bajo el presente Préstamo y/o a los Documentos de la Transacción, salvo dolo o culpa de la Parte Indemnizada, calificada como tal por sentencia firme inapelable emanada de autoridad competente. Asimismo, la Prestataria se compromete a reembolsar a la Parte Indemnizada, dentro de los cinco (5) Días Hábiles de recibida solicitud por escrito de ésta, cualquier gasto y/o costo legal razonable y/o de otro tipo que estuviere debidamente documentado y en el que hubiere incurrido razonablemente en relación con la investigación y/o defensa de cualquiera de dichas pérdidas, reclamos, daños, perjuicios, multas, costos, gastos, sentencias y/o responsabilidades, de cualquier clase y/o naturaleza, salvo que hubiere mediado dolo o culpa de la Parte Indemnizada, calificada como tal por sentencia firme inapelable de autoridad competente.

Artículo 13.2. Ausencia de Indemnidad a favor de la Prestataria. La Prestataria acuerda asimismo que el Banco, así como sus sociedades controlantes, Subsidiarias y/o Afiliadas no serán directa o indirectamente responsables ante la Prestataria, ya sea que se trate de responsabilidad contractual, extracontractual, precontractual o de cualquier otro tipo, como consecuencia directa o indirecta de la celebración o cumplimiento del presente Préstamo cualquier otra circunstancia directa o indirectamente relacionada con el presente Préstamo (salvo en aquellos casos del presente Préstamoy los demás Documentos de la Transacción en que se previera lo contrario), a menos que dicha responsabilidad se hubiese producido u originado como consecuencia del dolo o la culpa del Banco y/o de sus sociedades controlantes, Subsidiarias y/o Afiliadas, y fuera, calificada como tal por sentencia firme inapelable de autoridad competente.

Artículo 13.3. Independencia.  Las obligaciones asumidas por la Prestataria y el Banco bajo esta Cláusula serán exigibles con independencia de (a) que se efectivizara uno o más Desembolsos previstos bajo el presente Préstamo; (b) la cancelación de todas las sumas adeudadas por la Prestataria al Banco en virtud de los Documentos de la Transacción; y/o (c) la vigencia del presente Préstamo y de los Documentos de la Transacción.

CLÁUSULA DÉCIMO CUARTA

BUENA FE CONTRACTUAL. INTERPRETACIÓN DEL EJERCICIO DE DERECHOS. DIVISIBILIDAD. DISPENSAS

Artículo 14.1. Buena Fe Contractual.  Las Partes acuerdan que todas las disposiciones del presente Préstamo serán interpretadas y aplicadas de buena fe.

Artículo 14.2. Interpretación del Ejercicio de Derechos.  (i) La falta o demora en el ejercicio por parte del Banco de cualquier derecho, facultad o privilegio en virtud del presente Préstamo no se considerará una renuncia al mismo, ni tampoco el ejercicio parcial de cualquier derecho, facultad y/o privilegio impedirá todo otro ejercicio del mismo o el ejercicio de todo otro derecho, facultad o privilegio en virtud del presente Préstamo. Los derechos y remedios aquí expuestos son acumulativos y no excluyentes de todo otro derecho o remedio dispuesto por la ley.

(ii) En virtud de lo previsto por el artículo 263 del Código Civil y Comercial de la Nación, las Partes acuerdan que la falta de manifestación o respuesta por parte del Banco dentro de los plazos previstos en este Préstamo no implicará la aceptación a las solicitudes de la Prestataria, sino que debe interpretarse como negativa a la solicitud que corresponda.

Artículo 14.3. Divisibilidad.  La declaración de nulidad, inexigibilidad, inoponibilidad, inaplicabilidad, invalidez y/o ineficacia de alguna disposición del presente Préstamo, no afectará ni menoscabará de manera alguna, y no podrá ser utilizada, opuesta y/o alegada por persona alguna en contra de, la plena vigencia, validez, eficacia, exigibilidad, oponibilidad de las restantes disposiciones del mismo.

Artículo 14.4. Dispensas. Modificaciones.  (a) De conformidad con lo establecido en los

Artículos 934 y 935 del Código Civil y Comercial de la Nación, el otorgamiento de cualquier dispensa o la modificación de común acuerdo por las Partes de algún término o condición previsto bajo este Préstamo no constituirá y no deberá ser considerado ni interpretado como una novación de las obligaciones asumidas por la Prestataria bajo el mismo.

(b) Toda solicitud de dispensa deberá ser presentada por la Prestataria al Banco. El Banco tendrá cinco (5) Días Hábiles, contados a partir de la recepción de la notificación mencionada precedentemente, para responder al asunto planteado. A todo efecto, se considerará que el vencimiento de dicho plazo sin haber emitido una respuesta expresa, será considerado como una negativa por parte del Banco de que se trate al otorgamiento de la dispensa solicitada.

CLÁUSULA DÉCIMO QUINTA

LEY APLICABLE

Artículo 15.1. Ley Aplicable. La validez y naturaleza del presente Préstamo y de las obligaciones emanadas del mismo serán analizadas, interpretadas y juzgadas de conformidad con las leyes de la República Argentina.

CLÁUSULA DÉCIMO SEXTA

JURISDICCIÓN

Artículo 16.1. Jurisdicción.  A todos los efectos legales derivados del presente Préstamo que pudieren corresponder, incluyendo (sin limitación) la validez, existencia, calificación, interpretación, alcance, cumplimiento o resolución del presente Préstamo, la Prestataria y el Banco se someten irrevocable, firme, expresa e incondicionalmente a la competencia de los Tribunales en lo Comercial ubicados en la Ciudad Autónoma de Buenos Aires, las que las Partes reconocen y aceptan, renunciando a cualquier otro fuero o jurisdicción que les pudiere corresponder.

Artículo 16.2. Renuncia.  En la medida en que la Prestataria tuviere o pudiere, en el futuro, tener inmunidad de jurisdicción con respecto a la posibilidad de ser demandada judicial o extrajudicialmente y/o notificada de cualquier demanda, judicial o extrajudicial, y/o de que cualquiera de sus bienes sea embargado y/o ejecutado, la Prestataria renuncia, irrevocable, expresa, firme e incondicionalmente, a tales inmunidades. La Prestataria renuncia en forma expresa, firme, irrevocable e incondicional renuncia, con el mayor alcance permitido por la Ley Aplicable, a (i) invocar el artículo 1091 del Código Civil y Comercial de la Nación (teoría de la imprevisión); (ii) su derecho a recusar sin causa la jurisdicción del tribunal en el que se haya iniciado la acción legal y/o a interponer la excepción de arraigo; y (iii) a invocar la Ley Nº 24.240 de Defensa del Consumidor (la cual no resulta aplicable a la Prestataria por no contratar ésta como destinatario final).

CLÁUSULA DÉCIMO SÉPTIMA

CONSTITUCIÓN DE DOMICILIOS ESPECIALES. NOTIFICACIONES. AUTORIZADOS

Artículo 17.1. Constitución de Domicilios.  A todos los efectos legales derivados del presente Préstamo, las Partes constituyen domicilios legales en los indicados a continuación, en los cuales se tendrán por válidas y vinculantes todas las comunicaciones, citaciones, intimaciones, reclamos, interpelaciones y notificaciones, judiciales o extrajudiciales, que deban ser cursadas entre ellas:

A la Prestataria:

General Hornos 690,

Ciudad Autónoma de Buenos Aires

Atención: Federico Pra/ Leonardo I Franceschini

Correo electrónico: fpra@teco.com.ar/  LIFranceschini@teco.com.ar

Al Banco:

Industrial and Commercial Bank of China (Argentina) S.A.U.

Florida 99,

Ciudad Autónoma de Buenos Aires

Tel.: 4820-3022

Atención: Gabriel Leyba / Matías Ibarra / Tomás Koch

Correo electrónico: argentina-wholesale-liquidaciones@icbc.com.ar / gabriel.leyba@icbc.com.a / matias.ibarra@icbc.com.ar / tomas.koch@icbc.com.ar /

Artículo 17.2. Cambio de Domicilio.  Los domicilios legales así constituidos sólo podrán ser modificados por otros ubicados en la Ciudad Autónoma de Buenos Aires y sólo podrán ser modificados por otros ubicados en distinta jurisdicción con la conformidad expresa y por escrito de las otra Parte.

Artículo 17.3. Forma de Notificación.  Toda citación, intimación, reclamo, interpelación, notificación, consentimiento, solicitud u otra comunicación a ser enviada o efectuada bajo el presente Préstamo deberá ser por escrito. Las notificaciones, requerimientos u otras comunicaciones deberán enviarse a los domicilios constituidos por cada una de las Partes que se indican en el Artículo 17.1, o al nuevo domicilio que fuera oportunamente notificado o aprobado como se indica en el Artículo 17.2. Serán válidas las notificaciones enviadas por acto público, telegrama colacionado, carta documento, Courier o e-mail, en todos los casos dirigidas a los domicilios que se detallan en el Artículo 17.1. Las notificaciones serán válidas al momento de su recepción, y solamente se considerará que una notificación ha sido recibida por cualquiera de las Partes en la medida en que la Parte emisora de dicha notificación tenga constancia suficiente de dicha recepción, entendiéndose por constancia suficiente la indicación de recepción en el acta notarial, y la constancia de recepción expedida vía e-mail o por el correo o courier. Asimismo, las Partes podrán enviar notificaciones por mano, las cuales se considerarán recibidas y entregadas en la forma adecuada si fueran entregadas en mano en los domicilios detallados en el Artículo 17.1, siendo el acuse de recibo constancia suficiente de la recepción de dicha notificación.

Artículo 17.4. Autorización para Inicialar.

(a)El Banco autoriza a Marcelo Tavarone, Julieta De Ruggiero, María Clara Pancotto, Azul Namesny, Bárbara Valente, Ximena Sumaria, Eduardo Nicolás Cano, Nicolás De Palma y Pilar Ubertalli para que cualquiera de ellos en forma indistinta iniciale todas las páginas del presente Préstamo y los restantes Documentos de la Transacción, en su nombre y representación.

(b)La Prestataria autoriza a María Ximena Digon, Guadalupe Lucotti, Luciano Laborato y Ernestina Aicega para que cualquiera de ellos en forma indistinta iniciale todas las páginas del presente Préstamo y los restantes Documentos de la Transacción.

CLÁUSULA DÉCIMO OCTAVA

CODEUDOR.

Artículo 18.1. Codeudor. Red Intercable Satelital S.A., con domicilio en Av. Belgrano 615 piso 11 (C1092 AAG), Ciudad Autónoma de Buenos Aires, suscribe el presente Préstamo en calidad de codeudor solidario, asumiendo todas las obligaciones del presente en los mismos términos y condiciones que el Prestatario.

CLÁUSULA DÉCIMO NOVENA

OBLIGACIÓN DE TRADUCCIÓN DEL ANEXO F.

Artículo 19.1. La Prestataria deberá entregar al Banco, dentro de un plazo de diez (10) Días Hábiles contados a partir de la fecha de firma del presente Préstamo, la traducción del Anexo F al español, la cual deberá cumplir con estándares de calidad adecuados y estar a entera satisfacción del Banco. El incumplimiento de esta obligación constituirá un Supuesto de Incumplimiento bajo el presente Préstamo, conforme las previsiones del Anexo F, facultando al Banco a ejercer los derechos y remedios previstos en el presente Préstamo.

CLÁUSULA VIGÉSIMA

NACIÓN MÁS FAVORECIDA

(a)Artículo 20.1. Nación más Favorecida. Si, en cualquier momento, la Prestataria celebrara una adenda o modificación del Préstamo Sindicado que prevea (cualquiera de dichas adendas o modificaciones, “Acuerdo de Deuda Adicional”): (i) compromisos (ya sea compromisos de hacer o de no hacer, de mantenimiento o de incurrimiento); condiciones o requerimientos para la cancelación o pago anticipado; o incumplimientos o supuestos de incumplimiento más restrictivos respecto para la Prestataria (según corresponda) respecto de los previstos en este Préstamo o que no estén previstos en este Préstamo; o (ii) cláusulas en relación con comisiones, tasa de interés, indemnidades, penalidades, protección de rendimiento, mayores costos e ilegalidad o cualquier otra cláusulas que, en cualquier caso, sean diferentes y más favorables a los acreedores bajo el Préstamo Sindicado respecto de las previstas en este Préstamo y/ o en los Financiamientos del Banco (cada uno de dichos términos, una “Cláusula Diferente”); la Prestataria deberá inmediatamente (a más tardar dentro de los quince (15) Días Hábiles de celebrado dicho Acuerdo de Deuda Adicional) informar y notificar por escrito al Banco la celebración del Acuerdo de Deuda Adicional. Dicha notificación deberá incluir el detalle de la/s Cláusula/s Diferente/s incluidas o a incluirse (según corresponda) en el Acuerdo de Deuda Adicional. Salvo que el Banco, dentro de los treinta (30) Días Hábiles de recibida la notificación referida, dispense por escrito lo previsto en esta cláusula, dicha/s Cláusula/s Diferente/s se considerará/n, mutatis mutandis, automáticamente incorporada/s por referencia a este Contrato y a los Financiamientos del Banco, según lo determine el Banco a su exclusivo criterio. Dicha incorporación por referencia tendrá efectos a partir de la fecha en la que la/s Cláusula/s Diferente/s entraron en vigencia bajo el Acuerdo de Deuda Adicional (cada una de dichas disposiciones, la “Cláusula Incorporada”) y ninguna de las Cláusulas Incorporadas podrá ser dispensada o modificada sin el consentimiento del Banco. En caso de que así lo requiriera el Banco, se deberá celebrar una adenda a este Contrato y/o a los Financiamientos del Banco (según corresponda) en la cual se refleje/n la/s Cláusula/s Incorporada/s, la cual deberá instrumentarse en términos sustancialmente similares a los previstos en el Acuerdo de Deuda Adicional. Cualquier Refinanciación del Préstamo Sindicado se entenderá un Acuerdo de Deuda Adicional y, por ende, quedará sujeto a lo previsto en este Artículo 20.01, quedando entendido y acordado que, no será necesario instrumentar un Acuerdo de Deuda Adicional respecto de aquella/s Cláusula/s Diferente/s que estén contempladas en el Préstamo Sindicado, no así respecto de sus Refinanciaciones.

[el resto de la página está intencionalmente en blanco]

Anexo A

[Declaración Jurada de Política de Crédito]

DOCUMENTACIÓN DE RESPALDO DE LA CATEGORÍA 2.1.2 EN LA QUE SE ENCUADRA EL PRÉSTAMO

[PAPEL MEMBRETE DE LA PRESTATARIA]

[lugar], [fecha]

Señores

Industrial and Commercial Bank of China (Argentina) S.A.U.

Presente

Ref.: Préstamo de fecha [completar] (el “Préstamo”)

De nuestra consideración:

Nos dirigimos a Uds., en nuestro carácter de apoderados de [_] (la “Prestataria”), y en relación con el Préstamo. Todos los términos en mayúscula que no se encuentren aquí definidos, tendrán el significado atribuido a los mismos bajo el Préstamo.

Al respecto, por medio de la presente declaramos bajo juramento que el Préstamo tendrá el siguiente encuadre normativo previsto en las Normas de Política de Crédito:

2.1.2. Financiaciones a exportadores, que cuenten con un flujo de ingresos futuros en moneda extranjera y se constate, en el año previo al otorgamiento de la financiación, una facturación en moneda extranjera por un importe que guarde razonable relación con esa financiación.

En este sentido, la Prestataria manifiesta con carácter de declaración jurada que en función de su objeto social y actividad habitual y a cualquier fin que pudiere corresponder bajo las Normas del BCRA reviste la calidad de exportadora de servicios que generan un flujo de ingresos futuros en moneda extranjera y se constate, en el año previo al otorgamiento de la financiación, una facturación en moneda extranjera por un importe que guarde razonable relación con esa financiación.

Sin otro particular lo saluda atentamente,

[_]

en su carácter de Prestataria

Nombre:	Nombre:
Cargo:	Cargo:

Anexo B

[Modelo de Informe de Política de Crédito]

[PAPEL MEMBRETE DE LA PRESTATARIA]

[lugar], [fecha]

Señores

Industrial and Commercial Bank of China (Argentina) S.A.U.

Presente

Ref.: Préstamo de fecha [completar] (el “Préstamo”)

De nuestra consideración:

Por medio del presente, [_]la “Prestataria”) se dirige a Industrial and Commercial Bank of China (Argentina) S.A.U., como prestamista (el “Prestamista”), en relación con el Préstamo, de conformidad con lo previsto en el Préstamo, a los fines de certificar que a la fecha del presente:

(i)la Prestataria, por sí y por intermedio de sus subsidiarias, lleva a cabo exportaciones que generan un flujo constante de ingresos futuros en moneda extranjera; y
(ii)la Prestataria cuenta con contratos de venta en firme de servicios en moneda extranjera y/o por importes que guardan razonable relación con las necesidades financieras de la Prestataria considerando las Fecha de Pago de Intereses y las Fechas de Amortización de Capital establecidas en el Préstamo.

Sin otro particular lo saluda atentamente,

[_]

en su carácter de Prestataria

Nombre:
Cargo:

Nombre:
Cargo:

Anexo C

Modelo de Solicitud de Desembolsos

Ciudad de Buenos Aires, [fecha de desembolso]

Sres.

Industrial and Commercial Bank of China (Argentina) S.A.U.,

en su carácter de Banco

Florida 99

Ciudad Autónoma de Buenos Aires, Argentina

At.: [•]

Ref.: Préstamo de fecha [__] de [__] de 2025 – Solicitud de Desembolsos

De nuestra mayor consideración:

Nos dirigimos a ustedes en relación con el Préstamobilateral celebrado el [_] de [_] de 2025 (el “Préstamo”), entre [_] (la “Prestataria”), e Industrial and Commercial Bank of China (Argentina) S.A.U. en su calidad de prestamista (el “Banco”). Los términos en mayúscula no definidos en este certificado tendrán el significado a que a ellos se les atribuye en el Préstamo.

Por la presente, la Prestataria instruye expresa e irrevocablemente al Banco a efectuar los Desembolsos del Préstamo a ser efectuado en fecha [•], a la Cuenta de la Prestataria, por los siguientes montos:

-	U$S 40.000.000
-	U$S 40.000.000
-	U$S 60.000.000
-	U$S 60.000.000

Asimismo, con carácter de declaración jurada, la Prestataria certifica que, al día de la fecha, (i) la Prestataria cumple con todas las Declaraciones y Garantías detalladas en la Cláusula Cuarta del Préstamo, las cuales continúan siendo ciertas, correctas y verdaderas; y (ii) no se ha verificado, ni continua al día de la fecha, ninguno de los Supuestos de Incumplimiento bajo el Préstamo.

Atentamente,

Emisor: [_]	Emisor[_]
Aclaración:	Aclaración:
Cargo:	Cargo:
Domicilio:	Domicilio:

[Nota: Solicitud de Desembolsos a ser certificada por escribano público, incluyendo certificación de firma y facultades.]

Anexo D

Modelo de Certificado de la Prestataria

[lugar], [fecha de desembolso]

Señores

Industrial and Commercial Bank of China (Argentina) S.A.U.

Presente

Ref.: Préstamo de fecha [completar] (el “Préstamo”)

De nuestra mayor consideración:

Nos dirigimos a ustedes en relación con el Préstamo (el “Préstamo”) celebrado el [fecha], entre [_] (la “Prestataria”) e Industrial and Commercial Bank of China (Argentina) S.A.U., en su calidad de prestamista (el “Banco”).

Los términos en mayúscula no definidos en este certificado tendrán el significado a que a ellos se les atribuye en el Préstamo.

De conformidad con lo previsto por el [Artículo 3.1(k)] del Préstamo, en nuestro carácter de Apoderados de la Prestataria, certificamos con carácter de declaración jurada lo siguiente:

(A)Que el [fecha] el directorio de la Prestataria, debidamente convocado y con quórum suficiente, ha aprobado la celebración del Préstamo y consecuentemente la suscripción de los Documentos de la Transacción (la “Aprobación de Directorio”), cuya copia se adjunta como Anexo A al presente;

(B)Que se adjunta como Anexo B al presente, copia del poder oportunamente otorgado a funcionarios de la Prestataria, que los autoriza a suscribir los Documentos de la Transacción en nombre y representación de la Prestataria, lo cual harán de conformidad con, y en ejercicio de, la Aprobación de Directorio mencionada en el apartado (A) precedente; y

(C)Que al día de la fecha (i) la Prestataria cumple con todas las Declaraciones y Garantías detalladas en la Cláusula Cuarta del Préstamo, las cuales continúan siendo ciertas, correctas y verdaderas; y (ii) no se ha verificado, ni continúa al día de la fecha, ningún Incumplimiento ni Supuestos de Incumplimiento bajo el Préstamo.

Atentamente,

Emisor: [_]	Emisor[_]
Aclaración:	Aclaración:
Cargo:	Cargo:
Domicilio:	Domicilio:

Anexo E

Modelo de Boleto de Cambio

BANCO CENTRAL DE LA REPUBLICA ARGENTINA	MERCADO LIBRE DE CAMBIOS	FECHA	N° DE BOLETO (asignado por la
GERENCIA DE EXTERIOR Y CAMBIOS	COMPRA DE CAMBIO	entidad)

ENTIDAD:	CODIGO ENTIDAD
ICBC ARGENTINA SAU	15
SOLICITANTE	CUIT/CUIL/CDI (*)
DOMICILIO	CODIGO POSTAL	COD. PAIS ORIG.(**)	F.DE INGRESO (**)
CONCEPTO DE LA OPERACIÓN	COD. CONCEPTO	FECHA DE EMBARQUE (**)
P12
COD. INSTRUM. VENDIDO	COD. INSTRUM. RECIBIDO	COD. MONEDA 2	IMPORTE (sin centavos)	TIPO DE CAMBIO
BENEFICIARIO DEL EXTERIOR (**)	CUENTA Nº
DOMICILIO	CODIGO DEL PAIS
BANCO RECIBIDOR DEL EXTERIOR (**):	CODIGO SWIFT

Declaro bajo juramento que las informaciones consignadas son exactas y verdaderas, en los términos previstos en el Régimen Penal Cambiario, del cual tengo pleno conocimiento de sus normas y sanciones.

Firma	Aclaración y Nro. de documento
Certificamos que la/s firma/s que anteceden concuerdan con las registradas en nuestros libros (***)

Fecha	Firma y Sello

(*) - Cuando se trate de un turista debe registrarse fecha de ingreso al país, código de país de origen y número de pasaporte o documento habilitante para ingresar al país.
(**) - Cuando corresponde de acuerdo a la operación solicitada.

(***) - Cuando el solicitante no tenga firma registrada en la entidad por tratarse de un particular, la certificación se refiere a que la firma fue puesta en presencia del funcionario certificante y que se constató su identidad mediante verificación del documento de identidad.

Anexo F

Declaraciones y Garantías de la Prestataria Compromisos y Obligaciones Asumidos por la Prestataria Supuestos de Incumplimiento. Caducidad de Plazos.

Definitions

In the event of a conflict in interpretation between the definitions in this section and those in Annex F, the definitions in Annex F shall prevail.

“Accounting Standards” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and international accounting standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the Argentine Comisión Nacional de Valores in its capacity as corporate supervisory authority over the Borrower and applied on a consistent basis.

“Acquired TMA Equity Interests” means Equity Interests in TMA representing 99,999625% of the outstanding Equity Interests in TMA.

“Acquisition” means the purchase by the Borrower from the Seller of the Acquired TMA Equity Interests pursuant to the terms of the Acquisition Documents.

“Acquisition Documents” means that certain Share Interest Purchase Agreement dated on or around February 24th, 2025 by and among the Borrower and the Seller and the other parties thereto, as amended, amended and restated, supplemented or otherwise modified from time to time, and all other documents delivered in connection with the consummation of the Acquisition.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means the loan agreement (contrato de préstamo).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010] and all other anti-corruption laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries.

“Anti-Money Laundering Laws” means the Patriot Act and all other anti-money laundering laws, rules, and regulations of any jurisdiction (including, with limitation, Argentine law N° 25,246, Argentine law No. 26,119 and Argentine law N° 27,401, each as amended and supplemented).

“Antitrust Approval” the authorization of the Acquisition by Comisión Nacional de Defensa de la Competencia pursuant to Antitrust Law No. 27,442.

“Applicable law” means all regulations, whether national, provincial, or municipal, present and/or future, applicable to the Bank and/or the Borrower’s Main Activity, as applicable, including all constitutions, treaties, laws, decrees, codes, ordinances, resolutions, and other rules and regulations issued by any Authority.

“Argentine Foreign Exchange Market” means the Argentine foreign exchange market (Mercado Libre de Cambios) established by Executive Branch Decree No. 260/02, as amended, supplemented or otherwise modified from time to time and regulated by the BCRA, or any other foreign exchange market that substitutes or replaces the Mercado Libre de Cambios.

“Auditors” means Price Waterhouse & Co. S.R.L. or such other firm that the Borrower appoints from time to time.

“Authority” means the Argentine State, any Argentine Province or municipality, any national, provincial, or municipal authority, administrative, legislative, tax, or judicial body, decentralized entity, department, court, secretariat, agency, organization, entity, central bank, and any other national, provincial, or municipal office, body, agency, or division, including, without limitation, the BCRA.

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license (including any cellular mobile telecommunication license), approval, authorization, easement, right of way, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors' and shareholders' approvals or consents.

“Authorized Representative” means any natural person who is duly authorized by the Borrower, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Person to the Banks.

“BCRA” means the Argentine Central Bank (Banco Central de la República Argentina).

“Borrower” means Telecom Argentina S.A., a corporation (sociedad anónima) duly organized and existing under the laws of the Country.

“Borrower's Main Activity” means (a) the activity or activities carried out by the Borrower and its Subsidiaries as of the date of the Agreement; and (b) including, without limitation: (i) the provision of fixed and mobile telecommunications services, pay television services, data services, Internet services, cable television services, and audiovisual communication services in Argentina, Paraguay, and Uruguay; and (ii) any ancillary, complementary, similar, customary, ordinary, or related activity to the businesses mentioned in (i) above.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks are authorized to operate and conduct foreign exchange transactions in the Autonomous City of Buenos Aires, Argentina; the City of Doha, Qatar; the City of Dubai, United Arab Emirates; and the City of New York, United States.

“Bank” means Industrial and Commercial Bank of China (Argentina) S.A.U., as well as any assignees that may be incorporated into the Agreement in the future it being understood that it shall also include the Bank’s Affiliates.

“Calculation Period” means, for any calculation, a period of four consecutive Fiscal Quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to the Banks pursuant to the Agreement.

“Cash Equivalents” means:

(a)Dollars, Euro, Pesos, the other official currencies of any member of the European Union or money in other currencies received or acquired in the ordinary course of business;

(b)U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided, that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of the Country) rated “A” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization);

(c)National or provincial obligations, or Argentine Government Obligations (including those of the BCRA) or certificates representing an ownership interest in Argentine Government Obligations (including those of the BCRA) acquired in the ordinary course of business or which obligations can be applied in payment of taxes or other obligations under Argentine law;

(d)(i) demand deposits; (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Argentina or any state thereof;

(e)(i) demand deposits; (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition; (iii) bankers´ acceptance with maturities not exceeding one year from the date of acquisition; and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any state thereof or under the laws of any member state of the European Union, in each case whose short-term debt is rated “A-2” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization;

(f)repurchase obligations with a term of not more than 7 days for underlying securities of the type described in clauses (b) and (e) above entered into with any financial institution meeting the qualifications specified in clause (e) above;

(g)Commercial paper rated “A-2” or higher rating by at least one nationally recognized statistical rating organization and maturing within six months after the date of acquisition;

(h)Money market and mutual funds; and

(i)Substantially similar investments, of comparable credit quality, denominated in Dollars or in the currency of any jurisdiction in which the Borrower conducts business.

“Change of Control” means any of the following:

(a)the Permitted Holders, at any time and for any reason, cease to Control the Borrower;
(b)any person or group other than the Permitted Holders shall have obtained the power (whether or not exercised) to elect a majority of the board of directors of the Borrower; or
(c)a “change of control” or similar event shall occur as provided in any other loan or preferred stock documentation relating to the Borrower;

“Closing Date” means the date on which the conditions specified in Section 3 of this Annex F; of the Agreement are satisfied.

“Commitment” means, with respect to the Bank, its commitment to make the Loanpursuant to the terms of the Loan.

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of the Agreement and any other Loan Document) the method referred to in Section 2.18 (Financial Ratios) of this Annex F; and the entities whose accounts are to be consolidated with the accounts of the Borrower are all the Subsidiaries of the Borrower;

“Country” means the Argentine Republic.

“Debtor Relief Laws” means the Bankruptcy Code and all other bankruptcy, insolvency, assignment for the benefit of creditors, liquidation, dissolution, conservatorship, moratorium, rearrangement, receivership, composition, reorganization, arrangement, or similar debtor relief laws of the United States or other applicable jurisdictions.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period (without giving effect to (x) any extraordinary gains and losses, (y) any non-cash income and losses, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under the Agreement), (ii) tax expense based on income and foreign withholding taxes for such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under the Agreement), and (iii) all depreciation and amortization expense of such Person or specified group of Persons determined on a Consolidated Basis for such period (or on both an unconsolidated basis and a Consolidated Basis if applicable under the Agreement).

“EDC Credit Agreements” means (i) the credit agreement dated as of December 29, 2021, by and among the Borrower, as borrower, JPMorgan Chase Bank, N.A., as initial lender and residual risk guarantor, JPMorgan Chase Bank, N.A., and Export Development Canada as joint mandated lead arrangers and JPMorgan Chase Bank, N.A., Sucursal Buenos Aires as onshore custody agent; and (ii) the loan agreement dated as of May 5, 2023, by and among the Borrower, as borrower, , Export Development Canada, as lender and the Branch of Citibank N.A. established in the Republic of Argentina, as onshore custody agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“ENACOM” means the National Entity of Communications (Ente Nacional de Comunicaciones) of the Republic of Argentina.

“ENACOM Approval” means the written approval of the Acquisition by ENACOM.

“ENACOM Approval Request” means TMA’s written request before the ENACOM for its approval of the Transaction.

“Environmental and Social Issues” means issues related to: (i) emissions, spills, or discharges to the air, water, ground, or subsoil; (ii) management of waste and hazardous or toxic substances; (iii) noise, traffic, odors, as well as other activities or circumstances that are harmful to third parties; (iv) occupational health and safety; (v) preservation or management of habitats and ecosystems, whether natural or artificial, as well as the protection of living organisms present therein; (vi) acquisition of rights of way, relocation of individuals or populations, and expropriation and compensation; (vii) indigenous and Afro-descendant communities, and other vulnerable groups identified in the area of influence of the company; (viii) workers' rights, collective rights, and human rights; (ix) any affectation to the cultural heritage; or (x) any substantial issue related to human health, the environment, social issues, or occupational health and safety.

“Environmental Laws” means all Applicable Laws relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” has the meaning assigned to it in Section 4.1 of this Annex F.

“Financial Debt” means as to any Person:

(a)any indebtedness of such Person for or in respect of borrowed money;

(b)the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person, except indebtedness in respect of any bid, performance, surety bond, caución or fianza in the ordinary course of business for the account of any Person;

(c)any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue);

(d)non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 365 days of the date they are incurred and which are not overdue);

(e)the amount of any obligation of such Person in respect of any Financial Lease;

(f)amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(g)the amount of the obligations of such Person under Hedging Contracts entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant Hedging Contracts to market);

(h)all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(i)all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

(j)any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(k)the amount of any obligation in respect of any guarantee or indemnity incurred by such Person for any of the foregoing items incurred by any other Person; and

(l)any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items.

“Financial Year” means with respect to the Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1 and ending on the following December 31, or such other period as such Person, with the Banks’ consent, from time to time designates as its accounting year.

“Finnvera Credit Agreements” means (i) the credit agreement dated as of May 7, 2019, by and among the Borrower, as borrower, Banco Santander, S.A. and JPMorgan Chase Bank, N.A., London Branch, as initial lenders and residual risk guarantors, Banco Santander, S.A. and JPMorgan Chase Bank, N.A., London Branch, as mandated lead arrangers, JPMorgan Chase Bank, N.A., London Branch, as facility agent and as the ECA bank, Banco Santander, S.A. as documentation bank and Banco Santander Río S.A. as onshore custody agent; and (ii) the credit agreement dated as of May 14, 2021, by and among the Borrower, as borrower, JPMorgan Chase Bank, N.A., as initial lender and residual risk guarantor, JPMorgan Chase Bank, N.A., as mandated lead arranger, JPMorgan Chase Bank, N.A., London Branch, as facility agent and JPMorgan Chase Bank, N.A., Sucursal Buenos Aires, as onshore custody agent.

“Fiscal Quarter” means a fiscal quarter of any Financial Year.

“Foreign Exchange Regulations” means any foreign exchange regulation issued by the Congress, the Presidency, the Ministry of Treasury, the Ministry of Finance, the BCRA or any other applicable Governmental Authority of the Country (including any interpretative letters issued by the BCRA or ARCA)  related to payments in foreign currency through the Argentine Foreign Exchange Market or any other foreign exchange market in Argentina, dealings in foreign exchange and the purchase and sale, import and export of currency, currency control and/or foreign indebtedness, in each case, applicable to the Loan Documents.

“Governmental Authority” means the government of the United States of America, the government of the Country, the Kingdom of Spain, and the government of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated under, or with respect to which liability or standards of conduct are imposed pursuant to, any Environmental Law.

“Hedging Contract” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates, in each case entered into in the ordinary course of business.

“ICBC Loan” means an unsecured term loan to be made by the Bank to the Borrower under the Agreement on or about the date hereof in a principal amount not greater than $200,000,000 for the sole purpose of financing a portion of the consideration payable by the Borrower in connection with the Acquisition.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board ("IASB").

“Investment” has the meaning specified in Section 3.5.

“Interest Coverage Ratio” means, for any Calculation Period, the ratio obtained by dividing:

(a)	the aggregate EBITDA of the Borrower for the four consecutive Fiscal Quarters ended on the relevant Calculation Date;

by:

the aggregate Net Interest of the Borrower for the four consecutive Fiscal Quarters ended on the relevant Calculation Date.

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy.

“Loan Documents” means the Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower with or in favor of the Bank, including the Fee Letters, any amendments, modifications or supplements thereto or waivers thereof, legal opinions issued in connection with the other Loan Documents and any other documents prepared in connection with the other Loan Documents, if any.

“Loans” means the term loans made by the Banks to the Borrower pursuant to the Agreement.

“Loan or Agreement” means this loan agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiary taken as a whole, (b) the ability of the Borrower to perform any of its Obligations or (c), the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party and/or the rights of or benefits available to the Banks under the Agreement or any other Loan Document.

“Material Indebtedness” means Financial Debt (other than the Obligations), or obligations in respect of one or more Hedging Contracts, of the Borrower and each of its Subsidiaries in an aggregate principal amount exceeding

$60,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary thereof in respect of any Hedging Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Contract were terminated at such time.

“Net Debt to EBITDA Ratio” means, for any Calculation Period, the ratio determined either on a Consolidated Basis or on both an unconsolidated basis and a Consolidated Basis, as applicable, in accordance with Section 2.18 (Financial Ratios) and obtained by dividing:

(a)	the Financial Debt of the Borrower on the relevant Calculation Date less the Borrower's cash and Cash Equivalents at such time,

by:

the aggregate EBITDA of the Borrower for the relevant Calculation Period.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, any amounts in respect of Erroneous Payment Subrogation Rights, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Agent or any Bank, in each case in its sole and absolute discretion, may elect to pay or advance on behalf of the Borrower.

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable) in the Country.

“Organizational Documents” means (a) as to any corporation, its charter or certificate or articles of incorporation and its bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, its certificate or articles of formation or organization and its operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, its partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans after giving effect to any prepayments or repayments thereof occurring on such date.

“Permitted Acquisition” means the acquisition by the Borrower or a Subsidiary of the Borrower of a Person or business (including by way of merger of such Person or business with and into the Borrower or a Subsidiary (so long as the Borrower or such Subsidiary is the surviving corporation)); provided, that (in each case) (A) the consideration paid or to be paid by the Borrower or such Subsidiary consists solely of cash, common stock of the Borrower, the issuance or incurrence of Financial Debt otherwise permitted by the Loan Documents and/or the assumption or acquisition of any Financial Debt (calculated at face value) of such acquired Person or business which is permitted to remain outstanding in accordance with the requirements of the Loan Documents, (B) the acquired Person or business is in a business permitted by the Financing Documents, and (C) all other requirements of ARTICLE VI are satisfied.

“Permitted Holders” means any of the following Persons as long as they do not appear on any Sanctions Lists:

(a)	Cablevisión Holding S.A., VLG S.A.U., Fintech Holdings Inc., Fintech Telecom LLC and any of their respective successors;
(b)

Any of (A) the Persons listed in Schedule 3.26 (as updated from time to time), (B) any Privileged Relatives of such Persons, and (C) any Person (other than an individual) directly or indirectly majority owned and controlled by one or more Persons set forth in subclause (a) or (b) of this definition; or

(c)

An internationally recognized, investment grade telecommunications company listed on a major stock exchange (or any Subsidiary thereof, provided, that in the case of a Subsidiary that is not a wholly owned Subsidiary, no other shareholder of such Subsidiary appears on any Sanctions List) if it obtains the power to Control the Borrower; provided, that, any such internationally recognized, investment grade telecommunications company listed on a major stock exchange shall not be considered a Permitted Holder for the purposes of the Agreement, if a Change of Control takes place and as a result of such transaction or series of transactions the Borrower no longer holds a credit rating equal to or higher than its credit rating as determined immediately before such transaction or series of transactions.

“Permitted Liens” has de meaning set in Section 3.2. of this Annex F.

“Permitted Refinancing Debt” means Financial Debt used exclusively to refinance, refund, renew or extend other Financial Debt, provided, that: (i) the principal amount of such Financial Debt is not increased; (ii) any Liens securing such Financial Debt are not extended to any additional property; (iii) such refinancing, refunding, renewal or extension does not result in a shortening of the average weighted maturity of the Financial Debt so refinanced, refunded, renewed or extended; and (iv) the terms of any such refinancing, refunding, renewal or extension are no less favorable to the Borrower than (x) the Financial Debt being refinanced, refunded, renewed or extended or (y) the terms generally available in the market for an arm's length transaction in respect of Financial Debt containing the terms of such Permitted Refinancing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peso” means the lawful currency of the Republic of Argentina.

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Financial Debt, (y) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, and (z) any Permitted Acquisition, the making of a Restricted Payment or any other transaction subject to pro forma financial covenant compliance hereunder consummated during the relevant Calculation Period, with the following rules to apply in connection therewith:

(a)

all Financial Debt (x) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(b)all Financial Debt assumed to be outstanding pursuant to the preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding;

(c)

in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any other transaction subject to pro forma financial covenant compliance hereunder if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period; and

(d)

such calculation shall exclude all cash derived from the incurrence or projected incurrence of new Financial Debt (other than an amount of such cash equal to the installments of Financial Debt coming due within 6 months of such incurrence which are intended to be repaid with the proceeds of such incurrence of Financial Debt).

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prohibited Activity” means the activities specified in Schedule 6.03.

“Responsible Officer” means the president, chief executive officer, chief operating officer or any Financial Officer or other executive officer of the Borrower.

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of the Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of subordinated Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive territorial Sanctions (at the time of the Agreement, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, the occupied territories of the Kherson and Zaporizhzhia regions of Ukraine, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or listed in any Sanctions-related list of designated Persons maintained by any sanctions authority referenced in the definition of “Sanctions”, or (b) operating, organized, located or resident in a Sanctioned Country.

“Sanctions” means all sanctions or trade embargoes administered or enforced by the U.S. government (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State) or the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, trust, joint venture, association, company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date, as well as any other corporation, limited liability company, trust, joint venture, association, company, partnership, or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TMA” means Telefónica Móviles Argentina S.A., a corporation (sociedad anónima) duly organized in accordance with the Laws of the Republic of Argentina.

“Transactions” means the execution, delivery and performance by the Borrower of the Agreement and the other Loan Documents, the borrowing of the Loans and the use of the proceeds thereof, and the consummation of the Acquisition pursuant to the Acquisition Documents.

I

Representations and Warranties

The Borrower represents and warrants to each of the Credit Parties that:

Organization; Powers.  The Borrower and each of its Subsidiaries is a company duly incorporated and validly existing under the laws of the jurisdiction of its organization and has the corporate power and has obtained all required material authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Loan Documents to which it is a party or will, in the case of any Loan Document not executed as at the date of the Agreement, when that Loan Document is executed, have the corporate power to enter into, and comply with its obligations under, that Loan Document (notwithstanding the Borrower’s compliance with the periodic information regime pursuant to Communication “A” 6401 and Communication “A” 6795 of the BCRA, as amended and supplemented from time to time).

Authorization; Enforceability.  The Transactions are within the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Agreement and each other Loan Document to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Governmental Approvals; No Conflicts.  The Transaction (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and with respect to the Acquisition, the Antitrust Approval and the ENACOM Approval as disclosed and contemplated in the Acquisition Documents, which shall be requested and obtained as set forth therein (b) will not violate any Applicable Law or regulation or the Organizational Documents of the Borrower or any Subsidiary thereof or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, (including the Acquisition Documents) or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary thereof, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Borrower or any Subsidiary thereof.

Financial Condition; No Material Adverse Change.

The Consolidated and unconsolidated audited financial statements of the Borrower and its Subsidiaries for the Financial Year ending on December 31, 2023, and the Consolidated and unconsolidated unaudited financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ending on September 30, 2024:

have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of the Borrower and its Subsidiaries as of the date as of which they were prepared and the results of the operations of the Borrower and its Subsidiaries during the period then ended in all material respects; and

disclose all material liabilities (contingent or otherwise) of the Borrower and its Subsidiaries, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower or any of its Subsidiaries (whether or not such commitments have been disclosed in such financial statements).

Since December 31, 2023, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

Properties.

Each of the Borrower and its Subsidiaries has good and marketable title to all of the assets purported to be owned by it (except such minor defects that are not reasonably expected to have a Material Adverse Effect) and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower or any of its Subsidiaries of any Lien;

Schedule 3.05 to this sets forth each Investment of the Borrower and its Subsidiaries in excess of $20,000,000 that exists as of September 30, 2024.

(b)The Borrower and its Subsidiaries own, or are licensed to use, all trademarks, trade names, service marks, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted,  and the use thereof by the Borrower and its Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Borrower and its Subsidiaries as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect.

Litigation and Environmental Matters.

There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary thereof (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect  or (ii) that involve the Loan Documents or the Transactions.

(b)Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (iii) has or could reasonably expected to become subject to any Environmental Liability, (iv) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated)  or (v) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability.

Compliance with Laws and Agreements; Labor Matters; No Default. The Borrower and its Subsidiaries are in compliance with all Applicable Laws (including Environmental Laws) applicable to them or their property and all indentures, agreements and other instruments binding upon them or their property, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(a)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is (x) no unfair labor practice complaint and no labor dispute proceeding arising out of or under collective bargaining agreements against the Borrower or any of its Subsidiaries pending or threatened before any Governmental Authority, (y) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (z) no union representation existing, or union organizing activities taking place, with respect to the employees of the Borrower or its Subsidiaries, and (ii) there has been no violation by the Borrower or its Subsidiaries of any Applicable Law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

The Borrower and its Subsidiaries are in compliance with the Argentine Foreign Exchange Regulations, if applicable, and no filings (other than the periodic information regime pursuant to Communication “A” 6401 and Communication “A” 6795 of the BCRA, as may be amended, supplemented and amended and restated from time to time) are necessary for the payments set forth in the Loan Documents to be made, and (B) no foreign exchange restrictions or requirements that limit the availability or transfer of foreign currency through the Argentine Foreign Exchange Market are in effect in the Country that would or would reasonably be expected to adversely affect compliance with the performance by the Borrower of each and all of its obligations of whatever nature under the Loan Documents; provided, however, that the Argentine Foreign Exchange Regulations impose the fulfilment of certain conditions and requirements for the making of payments under the Loans through the Argentine Foreign Exchange Market including, without limitation, (i) remitting to Argentina the proceeds of the Loans and exchanging such proceeds for Pesos within the timeframes set forth in the Argentine Foreign Exchange Regulations, if applicable, and (ii) complying with the reporting requirements set forth in Communication "A" 6401 and Communication “A” 6795 of the BCRA, as amended from time to time.

No Default has occurred and is continuing, and the execution, delivery and performance of the Agreement and the other Loan Documents by the Borrower will not cause or result in a breach, violation or default in respect of any other agreement of the Borrower.

Taxes.

The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

No stamp or other issuance or transfer taxes or duties (other than [_], which has been paid in full)and no capital gains, income, withholding or other Taxes are payable by or on behalf of Bank to any applicable Governmental Authority in any applicable jurisdiction or any political subdivision or taxing authority thereof or therein in connection with the execution, delivery, performance or enforcement of the Loan Documents; provided, however, that as of the date hereof, all payments of interest under the Agreement by the Borrower to a Bank located outside Argentina are subject to withholding of Argentine income tax at: (i) a rate of 15.05% if such Bank is a Qualifying Bank; (ii) a lower rate if such Bank is resident in a country  that has a treaty to avoid double taxation in force with Argentina, to the extent such Bank complies with all requisites for the application of such treaty; or (iii) a rate of 35% if neither of the conditions indicated in clauses (i) and (ii) above are met; provided that nothing in this clause (b) shall be deemed to limit or otherwise diminish or reduce any of the parties’ respective obligations otherwise set forth in the Agreement;

Employee Benefit Plans.  The Borrower and its Subsidiaries is in compliance in all material respects with its respective obligations relating to all employee benefit plans established, maintained or contributed to by it and does not have outstanding any material liabilities with respect to any such employee benefit plans.

Disclosure.

The Borrower has disclosed to the Bank, instruments and corporate or other restrictions to which it or any of its respective Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank in connection with the negotiation of the Agreement and the other Loan Documents, or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Anti-Corruption Laws and Sanctions.

(a)The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

The Borrower, its Subsidiaries and their respective officers and directors, and (to the knowledge of the Borrower) their respective employees and agents, are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower or any Subsidiary thereof being designated as a Sanctioned Person.

Neither the Borrower, nor any Subsidiary thereof, nor any of their respective directors officers, employees, agents or affiliates (i) is a Sanctioned Person or (ii) is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable Anti-Corruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to  any political party or official thereof or any candidate for  political office, in contravention of any applicable Anti-Corruption Laws.  The Transactions will not violate any applicable Anti-Corruption Law or applicable Sanctions.

EEA Financial Institution.  The Borrower is not an EEA Financial Institution.

Margin Regulations.  The proceeds the Borrower shall receive by virtue  of he Contract will be used solely as set forth in the Loan and no part of such proceeds will be used for the purpose (whether immediate, incidental or ultimate) of buying or carrying any Margin Stock. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit to others for the purpose of purchasing or carrying Margin Stock.

Solvency.  The Borrower and its Subsidiaries taken as a whole are and will be Solvent after giving effect to the consummation of the Transactions.

Insurance.  The Borrower and its Subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their respective businesses including, without limitation, policies covering the material real and personal property owned or leased by the Borrower and its Subsidiaries against theft, damage, destruction, acts of vandalism, flood and earthquakes. The Borrower and its Subsidiaries are in full compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Borrower or any Subsidiary thereof under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

The Borrower has no reason to believe that it and its Subsidiaries will not be able (i) to renew their existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their respective businesses as now conducted and at a cost that would not be expected to have a Material Adverse Effect.

Ranking.  The payment obligations of the Borrower hereunder and under the other Loan Documents to which it is a party are (and will at all times be) unconditional general obligations of the Borrower, and rank (and will at all times rank) at least pari passu with all other present and future unsubordinated Liabilities of the Borrower, other than any Liabilities of the Borrower having priority solely by operation of Applicable Law. Choice of Law; Consent to Jurisdiction.  The choice of the law of Argentina to govern the Agreement and the other Loan Documents subject to Argentinean Law is valid and binding. The Borrower’s consent to the jurisdiction of the  Commercial Courts located in the City of Buenos Aires.

No Material Omissions.  None of the representations and warranties in this Section omits any matter the omission of which makes any of such representations and warranties misleading in any material respect; provided, that notwithstanding the foregoing, the Borrower shall not be deemed to make any representation or warranty except as expressly set forth in the Agreement.

Indebtedness.  Schedule 3.23 sets forth all Financial Debt of the Borrower and its Subsidiaries, as of September 30, 2024 in excess of $10,000,000 and there exists no outstanding default thereunder

Legal Form.  The Agreement is in proper legal form for its enforcement against the Borrower under the laws of the Country; provided, that such enforcement shall be subject to:

Subsidiaries.  The entities listed on Schedule 3.25 are the only Subsidiaries of the Borrower, and  Schedule 3.25 correctly sets forth, as of the date hereof, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries, and the direct owner thereof and (ii) the percentage ownership (direct and indirect) of each holder in each class of capital stock of the Borrower, and the direct owner thereof.

Cure Period for Negative Covenants in Other Financial Debt. The Borrower represents and warrants that none of its existing Financial Debt (other than the Financial Debt under the EDC Credit Agreements and the Finnvera Credit Agreements) contains an event of default with respect to the breach of negative covenants that has a grace or cure period that is shorter or more beneficial to the Lender under such facility than the one provided under Section 4.01(e).

ARTICLE II

Affirmative Covenants

Until the Commitments have expired or been terminated and all Obligations have been paid in full, the Borrower covenants and agrees that:

Section 2.1. Reporting Requirements.

Quarterly Financial Statements and Reports. Except to the extent the following quarterly financial statements and reports are available on the Borrower’s website, the Borrower shall deliver to the Bank:

As soon as available but in any event within 45 days after the end of each of the first three calendar quarters of each Financial Year:

2 copies of the Borrower's and each of its Subsidiaries' complete unaudited financial statements for such quarter prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards and on a basis consistent with the Borrower's audited financial statements, in each case, certified by the Borrower's chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower);

The quarterly reports disclosed by the Borrower to the market; and

As soon as available but in any event within 60 days after the end of the first three calendar quarters of each Financial Year, a report (in a form pre-agreed by the Bank), signed by the Borrower's chief financial officer

(or in his or her absence, by an Authorized Representative of the Borrower), concerning compliance with the financial covenants in the Agreement.

provided that, for the avoidance of doubt, if any of the financial statements and reports described in this Section 5.01(a) are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to the Bank.

Annual Financial Statements and Reports.

Except to the extent the following annual financial statements and reports are available on the Borrower’s website, the Borrower shall deliver to the Bank, as soon as available but in any event within 90 days after the end of each Financial Year:

2 copies of its and each of its Subsidiaries' complete and audited financial statements for that Financial Year which are in agreement with its books of account and prepared, on both a Consolidated Basis and an unconsolidated basis, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors, all in form satisfactory to the Bank;

A report (in a form pre-agreed by the Bank) signed by the Borrower's chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) certifying (x) compliance with the Net Debt to EBITDA Ratio and the Interest Coverage Ratio  (specifying whether for such period such ratios were calculated only on a Consolidated Basis or both on an unconsolidated basis and on a Consolidated Basis pursuant to), (y) that such officer or Authorized Representative is not aware of any non-compliance by the Borrower with the covenants  of the Agreement, and, where applicable, detailing any non-compliance, and (z) that all transactions between the Borrower and its Subsidiaries and each of their respective Affiliates, if any, during that Financial Year, complied with the respective covenant and

A report, signed by the Borrower’s chief financial officer (or in his or her absence, by an Authorized Representative of the Borrower) updating the identity of each of the Permitted Holders disclosed in Schedule 3.26 based on information submitted to the relevant Governmental Authority in the Country;

provided, that, for the avoidance of doubt, if any of the financial statements and reports described in this are no longer available on the Borrower’s website or if the Borrower is delisted or otherwise no longer required by applicable law to publish on its website any such financial statements or reports, the Borrower shall furnish such financial statements or reports, as the case may be, directly to the Bank, at the Bank’s satisfaction.

Section 2.2. Certificates; Other Information.

a)The Borrower will furnish to the Bank , promptly following any request therefore, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent public accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Bank or any reasonably request.

Documents required to be delivered pursuant to Section 2.1 and this Section 2.2 to this Annex F may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Bank have access (whether a commercial, third-party website or whether made available by the Borrower or the Bank); provided that:  (A) upon written request by the Bank  to the Borrower, the Borrower shall deliver paper copies of such documents to the Bank until a written request to cease delivering paper copies is given by the Bank and (B) the Borrower shall notify the Bank (by facsimile or electronic mail) of the posting of any such documents and provide to the Bank by electronic mail electronic versions (i.e., soft copies) of such documents.  The Bank shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Bank, and the Bank shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 2.3. Notices of Material Events.

The Borrower will promptly, and in any event no later than five (5) Business Days thereafter, furnish to the Bank , prompt written notice of the following:

(a)the occurrence of any Default;

the occurrence of any Change of Control;

the filing, commencement or any judgment or decision rendered pertaining to any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary thereof with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;

details of any legal claim, proceeding, formal notice or formal investigation against the Borrower or any Subsidiary thereof for violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, to the extent such notice is permitted by Applicable Law;

any matter or development arising or occurring since the date of the Agreement that has had, or could reasonably be expected to have, a Material Adverse Effect;

any event in connection with the Acquisition if such event is materially adverse to the Bank.

Each notice delivered under this Section 5.03 of this Annex F shall (i)  be in writing, (ii) contain a heading or other reference that it constitutes a “notice under Section 2.03” of the Agreement (or, in the case of a notice under clause (a) above, a “notice of Default under the terms of the Agreement) and (iii) be accompanied by a statement of a Responsible Officer setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and/or proposes to take with respect thereto.

Section 2.4. Preservation of Existence; Etc.

(a)The Borrower will, and will cause each of its Subsidiaries to, (i) preserve, renew and maintain in full force and effect its legal existence and good standing (if applicable) under the laws of its jurisdiction of organization, (ii) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) preserve or renew all of its registered intellectual property rights (including patents, trademarks, trade names and service marks), the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

The Borrower will promptly obtain or make, and at all times maintain in full force and effect, all licenses, recordations, registrations, consents or authorizations of, or approvals by, any Governmental Authority, as may from time to time be necessary under the laws of its jurisdiction of organization for the execution and performance by it, and for the validity and enforcement of, any Loan Document.

Section 2.5. Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could have a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required in accordance with the IFRS,

Section 2.6. Maintenance of Properties; Insurance.

The Borrower will, and will cause each of its Subsidiaries to:

(a)keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof; provided, that nothing in this clause (a) prevents the Borrower from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is (i) in the reasonable judgment of the Borrower and consistent with its past practices, desirable in the conduct of the business of the Borrower and (ii) in the case of any disposal, permitted under Section 3.4 of this Annex F; and

maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 2.7. Books and Records; Inspection Rights; Auditors.

The Borrower will, and will cause each of its Subsidiaries to:

(a)keep proper books of record and account in which full, true and correct entries in conformity with the Accounting Standards consistently applied are made of all dealings and transactions in relation to its business and activities; and

Upon the Bank’s request and with reasonable prior notice to the Borrower, permit representatives of the Bank, during normal office hours, to:

visit any of the sites and premises where the business of the Borrower or any of its Subsidiaries is conducted;

inspect any sites, facilities, plants and equipment of the Borrower and any of its Subsidiaries;

have access to the books of account and all records and any of its Subsidiaries;

with prior notice to the Borrower, have access to those employees, agents and contractors of the Borrower who have or may have knowledge of matters with respect to which the Bank seeks information; and

conduct appraisals, inspect documents, plans, procedures, and audit the state of Borrower's compliance with the requirements pertaining to the Environmental and Social Issues and Environmental Laws;

provided, that (A) such access shall not include information that is or contains trade secrets or information that is protected by attorney-client privilege, and (B) no such reasonable prior notice shall be necessary if an Event of Default or Default is continuing or if special circumstances so require.

maintain at all times a firm of internationally recognized independent public accountants acceptable to the Banks as auditors of the Borrower and its Subsidiaries; provided, that PricewaterhouseCoopers, Deloitte & Touche, KPMG and Ernst & Young shall be deemed acceptable to the Banks.

Section 2.8. Compliance with Laws and Agreements; Labor Matters; Anti-Corruption Laws and Sanctions.

(a)The Borrower will, and will cause each of its Subsidiaries to, comply with all Applicable Laws applicable to it or its property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect (without limiting the obligations of the Borrower under paragraph (d) below).

Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, comply with all of its agreements.

Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (i) comply with all Environmental Laws, (ii) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any Subsidiary thereof, and (iii) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any Subsidiary thereof.

The Borrower and its Subsidiaries will comply with, and will maintain in effect and enforce, policies and procedures designed to ensure compliance by their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 2.9. Authorizations.

(i) the Borrower will obtain and maintain in force (and where appropriate, renew in a timely manner) all material Authorizations, including without limitation the Authorizations specified in Schedule 5.09, which are necessary for the implementation of the Transactions, the carrying out of the business and Operations of the Borrower and its Subsidiaries generally and the compliance by the Borrower and its Subsidiaries with all their respective obligations under the Loan Documents; and (ii) comply with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Subsidiaries by, those Authorizations; provided, that nothing in this Section shall prevent the Borrower from terminating or relinquishing any Authorization (or any portion thereof) if such Authorization (or such portion) is no longer necessary, under applicable law, for the Operations of the Borrower.

Section 2.10. Argentine Foreign Exchange Market.

The Borrower undertakes to comply with all Argentine Foreign Exchange Regulations and all conditions set forth therein for purposes of or in connection with making payments under the Loans through the Argentine Foreign Exchange Market including, without limitation, (i) remitting to Argentina the proceeds of the Loans and exchanging such proceeds for Pesos within the timeframes set forth in the Foreign Exchange Regulations, if applicable, (ii) complying with the reporting requirements set forth in Communication "A" 6401, Communication “A” 6795 and Communication “A” 8108 of the BCRA, as amended, of the BCRA.

Section 2.11. Antitrust Approval

As soon as possible following the Closing Date (but in any event within seven days as from the Closing Date), the Borrower shall make a filing with the Comisión Nacional de Defensa de la Competencia (the “CNDC”) in order to obtain the Antitrust Approval.

Section 2.13. Pension Plans.

The Borrower will comply with all material requirements relating to any pension or employee benefit plans.

Section 2.14. Use of Proceeds.

The proceeds of the Loans will be used solely for purposes of (i) financing the consideration payable by the Borrower for the Acquired TMA Equity Interests pursuant to the Acquisition Documents and (ii) paying fees and expenses incurred in connection with the Transactions.

Section 2.15 Accuracy of Information.

The Borrower will ensure that any information, including financial statements or other documents, furnished to the Banks in connection with the Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.14.¿ of this Annex F.

Section 2.16 Ranking; Priority.

The Borrower will promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents to which it is a party will at all times constitute unconditional and unsubordinated general obligations of the Borrower, ranking at least pari passu with all of its other present and future unsubordinated obligations, except for obligations of the Borrower having priority solely by operation of Applicable Law.

Section 2.17 Further Assurances.

The Borrower shall do and perform, from time to time, any and all acts (and execute any and all documents) as may be reasonably necessary or as reasonably requested by the Bank in order to effect the purposes of the Loan Documents.

Section 2.18 Financial Ratios.

The Borrower and its Subsidiaries shall maintain at all times the following ratios:

an Interest Coverage Ratio of at least 2.5.

a Net Debt to EBITDA Ratio of not more than 3.0;

which shall be determined as follows: (A) only on a Consolidated Basis in respect to the Borrower and its Subsidiaries, so long as the Borrower’s revenues and EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for 80% or more of the consolidated revenues and EBITDA of the Borrower and its Subsidiaries; and (B) both on an unconsolidated basis and on a Consolidated Basis for the Borrower and its Subsidiaries, in each case when the Borrower’s revenues and/or EBITDA, as shown in the latest unaudited financial statements of the Borrower, account for less than 80% of the consolidated revenues and/or EBITDA of the Borrower and its Subsidiaries.

Section 2.19. ENACOM Approval. As soon as possible following the Closing Date (but in any event within thirty days as from the Closing Date), the Borrower shall cause TMA to file the ENACOM Approval Request required by applicable telecommunications law.

ARTICLE III

Negative Covenants

Until the Commitments have expired or terminated and all Obligations have been paid in full, the Borrower covenants and agrees with the Bank that:

Section 3.1. Financial Debt.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Financial Debt except:

(a)the Loans;

the ICBC Loan;

existing Financial Debt listed on Schedule 3.23;

short term (with a maturity of not more than 12 months) unsecured Financial Debt if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated pursuant to Section 2.18 on a Pro Forma Basis:

an Interest Coverage Ratio of at least than 3.0; and

a Net Debt to EBITDA Ratio of not more than 2.5;

provided, that the amount of such short term unsecured Financial Debt denominated in Dollars in the aggregate outstanding at any time shall not exceed an amount equal to the greater of 10% of the total Financial Debt and $250,000,000; provided further, that the cap set forth in the preceding proviso shall not apply to any such short term unsecured Financial Debt that is incurred or assumed in Pesos (for the avoidance of doubt, compliance with the foregoing ratios calculated in accordance with Section 5.17 on a Pro Forma Basis shall apply with respect to all short term unsecured Financial Debt regardless that it is denominated in Dollars or Pesos);

other Financial Debt of the Borrower and its Subsidiaries incurred or assumed after the date hereof if, immediately after giving effect to the incurrence or assumption thereof, the Borrower and its Subsidiaries comply with the following ratios, calculated in accordance with Section 2.18 (Financial Ratios) on a Pro Forma Basis:

an Interest Coverage Ratio of at least 3.0; and

a Net Debt to EBITDA Ratio of not more than 2.5; and

Permitted Refinancing Debt in respect of Financial Debt otherwise permitted under this Section.

Section 3.2 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following (collectively, “Permitted Liens”):

(a)Liens in existence on the date hereof which are listed, and the property subject thereto described, in Schedule 6.02 to this Exhibit and any Lien granted as a replacement or substitute therefore; provided, that any such Liens are no less favorable to the Banks and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the debt being refinanced;

Any Lien arising from any Tax or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as the Borrower has set aside adequate reserves in accordance with the IFRS;

Liens created or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, purchase, construction or sales contracts, leases, government performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as the Lien does not interfere with the implementation of the Transactions or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries

Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, so long as the Lien does not interfere in any material respect with the implementation of the Transactions or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries;

Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default under the Agreement;

Liens on the property or assets of any corporation which becomes a Subsidiary of the Borrower after the date hereof in connection with a Permitted Acquisition, which Liens secure Financial Debt permitted by Section 6.01; provided, that (A) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation of the acquisition, (B) any such Lien by its terms covers only property or assets of such corporation which were covered immediately prior to the time it became a Subsidiary and (C) any such Lien does not by its terms secure any Financial Debt other than the Financial Debt existing immediately prior to the time such corporation becomes a Subsidiary;

Easements rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Financial Debt and not interfering in any material respect with the conduct of the business and Operations of the Borrower or any of its Subsidiaries;

Additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section that do not secure obligations in excess of the equivalent of $25,000,000 in the aggregate for all such Liens at any time;

Liens placed upon property acquired or improved after the date hereof and used in the ordinary course of business of any Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by such Borrower or such Subsidiary, or within 90 days thereafter, to secure indebtedness incurred to acquire such equipment or improvements; provided, that (x) such Liens do not at any time encumber any property of the Borrower other than the property financed by such indebtedness incurred to acquire such equipment or improvements, (y) the debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (z) the Lien does not interfere in any material respect with the implementation of the Transactions or the carrying on of the business or Operations of the Borrower or any of its Subsidiaries; provided further, that if after giving effect to the incurrence of any such Lien either the Interest Coverage Ratio decreases or the Net Debt to EBITDA Ratio increases from what it was prior to such incurrence calculated both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 5.17 and on a Pro Forma Basis, the aggregate amount of all Liens permitted pursuant to this paragraph (i) shall not exceed at any time 10% of the Borrower’s total unconsolidated Financial Debt; and

the designation of lessors, construction companies and other counterparties as loss payees under insurance policies in the ordinary course of business as required by customary contractual requirements, other than in connection with or in anticipation of the incurrence of Financial Debt.

Section 3.3 Fundamental Changes.

(a)The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may Dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Bank; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05.

The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto (including, without limitation, information technology services, distribution of content, mobile wallet and other mobile or fixed services or developments and other services and business permitted under the applicable licenses and regulations), or engage directly or indirectly in any business related to any Prohibited Activity.

The Borrower will not, and will not permit any of its Subsidiaries to, change their Organizational Documents in any manner which would be inconsistent with the provisions of any Loan Document; or (ii) change their Financial Year.

The Borrower will not, and will not permit any of its Subsidiaries to, form or have any new Subsidiary unless (i) such Subsidiary's business is ancillary or complementary to the Borrower, (ii) the Borrower or such Subsidiary provides within 10 Business Days of a written request from any Bank, other documentation requested by such Bank that is in line with applicable “know your customer” requirements, and (iii) such Subsidiary is permitted pursuant to Section 3.5.

Section 3.4. Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, except transfer, lease (including a sale-leaseback) or otherwise dispose of all or any material part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, voluntarily or involuntarily, except that:

(a)the Borrower and its Subsidiaries may liquidate or otherwise dispose of property or equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with the business and operations of the Borrower;

the Borrower and its Subsidiaries may liquidate or otherwise dispose of assets, if such transaction or series of transactions (A) have proceeds which only are cash or Cash Equivalents, (B) are made on arm's length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance with a Net Debt to EBITDA Ratio of not more than 3.0 and an Interest Coverage Ratio of at least 2.5, calculated in accordance with Section 2.18 on a Pro Forma Basis, and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under the Agreement; and

without limiting paragraph (b) above, the Borrower and its Subsidiaries may liquidate, sell or otherwise dispose of its infrastructure in cellular phone towers and directly related equipment and real estate property, leases, contracts and administrative permits and Authorizations (including personnel and intellectual property affected to such infrastructure), in one or more series of transactions, through either a corporate restructuring involving a spin-off or split-off (escisión), in kind capital contributions, bulk asset transfer in kind or in cash (transferencia de fondo de comercio), or a combination thereof, or a direct or indirect sale of such assets or of the business unit comprising them; provided, that, in case any such transaction or series of transactions involves a sale to a third party buyer, it shall be permitted only if such transaction or series of transactions with a third party buyer (A) have proceeds which are in cash, Cash Equivalents or equity ownership interests in the buyer of the cellular phone towers, (B) are made on arm’s length terms in the ordinary course of business, in each case at fair market value, (C) would not reasonably be expected to have a Material Adverse Effect, (D) if the consideration received at closing is not cash, the Cash Equivalents received shall remain free of any pledge over them, (E) no Event of Default or Potential Default shall have occurred and be continuing or result therefrom, (F) the Borrower is in compliance, both on an unconsolidated basis and on a Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 2.16), with a Net Debt to EBITDA Ratio of not more than 3.0 and an Interest Coverage Ratio of at least 2.5, calculated on a Pro Forma Basis, and (G) such transaction would not affect the ability of the Borrower to comply with its payment obligations under the Agreement.

Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; and

Restricted Payments permitted by Section 3.7 and investments permitted by Section 6.05;

Section 3.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to,make or permit to exist loans or advances to, or deposits (except commercial bank deposits in cash in the ordinary course of business) with, other Persons or investments in any Person or enterprise (each of the foregoing are an “Investment” and, collectively, “Investments”), except that:

(a)the Borrower and its Subsidiaries may acquire and hold Cash Equivalents;

(b)the Borrower and its Subsidiaries may hold the Investments held by them on the date hereof including those described on Schedule 3.05; provided, that any additional Investments made with respect thereto shall be permitted only if (x) committed as of the date hereof or (y) is permitted under the other provisions of this Section 3.5;

(c)the Borrower may enter into a Hedging Contract or assume the obligations of any party to a Hedging Contract to the extent permitted by Section 3.6; the Borrower and its Subsidiaries may make intercompany loans and advances to any Subsidiary related to management and brand fees (excluding interconnection, connectivity, and corporate services) for up to $20,000,000; provided, that (i) the terms and conditions agreed with the relevant parent company are typical and reasonable in commercial terms, (ii) such transactions are on an arm's length basis, and (iii) no Event of Default or Default shall have occurred and be continuing or would result therefrom;

(d)the Borrower may make capital contributions to, or acquire equity interests of, any of its Subsidiaries and/or provide intercompany loans to one or more of its Subsidiaries; provided, that (i) the aggregate amount of contributions made, together with the amount of any intercompany loans provided, pursuant to this clause (e), when added to the aggregate outstanding principal amount of intercompany loans and advances made to all of its Subsidiaries (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equivalent to $200,000,000 per Financial Year, including any amount necessary to avoid being diluted by third parties in any capital increase of such Subsidiary, (ii) no contribution may be made or loan provided pursuant to this clause (e) at any time that an Event of Default or Default has occurred and its continuing, (iii) after giving effect to any Investment made in or to any Subsidiary pursuant to this clause (e) the Borrower remains, both on an unconsolidated basis and on Consolidated Basis (for the avoidance of doubt, regardless of the calculation method otherwise called for by Section 2.18 (Financial Ratios), in compliance with Section 2.18 (Financial Ratios) on a Pro Forma Basis and (iv) notwithstanding anything to the contrary in this clause (e), if the capital contribution and/or intercompany loan is made to a non-wholly owned Subsidiary, then, either: (x) the investment made by the Borrower in such Subsidiary is made pro rata with respect to the investments made by the other shareholders of such non-wholly-owned Subsidiary; or (y) the Borrower’s interest in such non-wholly-owned Subsidiary increases commensurate with such Investment;

(e)the Borrower and its Subsidiaries may own the equity interests of its respective Subsidiaries created or acquired after the date hereof in accordance with the terms of the Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section) so long as such Subsidiary is in compliance with Section;

(f)the Borrower and its Subsidiaries may make a Permitted Acquisition so long as:

no Event of Default or Default shall have occurred and be continuing at the time of, or shall occur as a result of and after giving effect to, such Permitted Acquisition;

calculations made by the Borrower with respect to all financial covenants for the respective Calculation Period on a Pro Forma Basis show that all financial covenants set forth in Section 2.18 (Financial Ratios) would have been complied with as if such Permitted Acquisition had occurred on the first day of the relevant Calculation Period;

all representations and warranties contained in the Loan Documents have been updated as appropriate and restated by the Borrower, to the Bank reasonable satisfaction, as of the date of such Permitted Acquisition;

the Borrower shall have given 10 days' prior written notice of such Permitted Acquisition, together with a certificate from its chief financial officer containing the relevant calculations and certifying compliance with the foregoing;

the acquisition is in compliance with Section 3.3(d) to this Annex F, and

(i)

investments in the ordinary course of the Borrower's business; provided, that both before and after giving effect to such investment no Event of Default or Potential Event of Default shall have occurred and be continuing.

Section 3.6. Hedging Contracts The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Contract, except (a) Hedging Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary thereof has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary thereof), and (b) Hedging Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary thereof.

Section 3.7 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any Restricted Payment, except that:

(a)any Subsidiary of the Borrower may declare and pay Restricted Payments in cash to the Borrower or to any wholly-owned Subsidiary of the Borrower;

any non-wholly-owned Subsidiary of the Borrower may declare and pay cash dividends to its stockholders; provided, that the Borrower and its Subsidiaries must receive at least their proportionate share of any cash dividends paid by such non-wholly-owned Subsidiary;

the Borrower and its Subsidiaries may declare and pay Restricted Payments required to be paid under Law No. 19,550 (as amended and supplemented) or Law No. 26,831 amended by Law No. 27,440 (as amended and supplemented) and regulations thereunder; and

the Borrower may declare and pay dividends in cash or in bonds or other securities issued by the Borrower, and may redeem, retire or purchase to the extent permitted by applicable law any of the Borrower’s outstanding capital stock, if in each case all of the following conditions are satisfied before and after giving effect to such dividend, redemption, retirement or purchase: (i) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (ii) the Borrower is in compliance with the financial covenants set forth in Section 2.17 (Financial Ratios) on a Pro Forma Basis.

Section 3.8 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction with the Borrower's Affiliates except for (i) transactions in the ordinary course of business on the basis of arm's length arrangements (including, without limitation, transactions whereby the Borrower or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products), (ii) transactions in existence as of the date of the Agreement that are included in the financial statements of the Borrower for the period ending on September 30, 2024 and in Schedule 6.08 for any transaction subsequent to such date, and (iii) transactions permitted under Section 3.05 or otherwise permitted under the Agreement.

Section 3.9. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on its capital stock or any other equity interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or to pay any Financial Debt owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any of the Borrower's Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which any of the Borrower's Subsidiaries is the licensee) or other contract entered into by any of the Borrower's Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the closing of the sale of such asset, and (vi) restrictions on the transfer of any asset subject to a Permitted Lien; except for restrictions contained in any Financial Debt permitted pursuant to Section 6.01 and as are reasonable or customary for such financing arrangements contained therein.

Section 3.10. Sanctions and Anti-Corruption Laws.

(a)

The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Applicable Laws (including Anti-Corruption Laws or Anti-Money Laundering Laws), (ii) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Country, or (iii) in any other manner that would result in the violation of any

Sanctions applicable to any Person (including any Person participating in the Loans, whether as an Agent, Arranger, Bank, underwriter, advisor, or otherwise)..

(b)

The Borrower will not use funds that were the subject of money laundering activities or any other activities unlawful under Applicable Law to make any payments to the Bank under the Agreement that would cause the Bank to be in violation of any Applicable Law.

Section 3.11. Amendments or Waivers to Acquisition Documents. The Borrower will not amend, otherwise change or waive the terms of any Acquisition Document if the effect of such amendment, change or waiver is materially adverse to the Banks.

Section 3.12. Profit Sharing Arrangements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any partnership, profit sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person, except for customary and standard industry agreements as are reasonable and prudent and provided that they are entered into on an arm's length basis and in the ordinary course of business.

Section 3.13. Management Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, except for such arrangements with third parties in the ordinary course of business and on an arm's length basis.

Section 3.14. Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, incur expenditures or commitments for expenditures for fixed or other non-current assets, other than (i) those required or requested to be made by any Governmental Authority, and (ii) those incurred by the Borrower and its Subsidiaries if, after giving effect thereto, the Borrower is in compliance with all financial covenants set forth in Section 2.18 (Financial Ratios) on a Pro Forma Basis.

ARTICLE IV

Events of Default

Section 4.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, provided that such failure shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature (including, for the avoidance of doubt, any such error on the part of any correspondent or intermediary bank); (ii) funds were available to enable the Borrower to make the payment when due and (iii) the payment is made within 3 days after such amount was due and payable;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 4.01(a)) payable under the Agreement or any other Loan Document, when and as the same shall become due and payable, provided that such failure shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature (including, for the avoidance of doubt, any such error on the part of any correspondent or intermediary bank); (ii) funds were available to enable the Borrower to make the payment when due and (iii) the payment is made within 3 days after such amount was due and payable;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with the Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 2.03(a), 2.03(b), 2.04 (with respect to the Borrower’s existence), 2.08(d), 2.15, 2.17;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in the Agreement (other than those specified in Section 4.1(a), (b) or (d)) of this Exhibit or any other Loan Document, and such failure shall continue unremedied for a period of 30 or more days after the date of the failure;

(f) the Borrower or any Subsidiary thereof shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and any such failure continues for more than the applicable period of grace, or any Material Indebtedness is accelerated;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign Debtor Relief Law now or hereafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary thereof or for a substantial part of its assets, or (iii) the winding up or liquidation of its affairs, and, in any such case, such proceeding or petition shall continue undismissed for 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) request a moratorium or suspension of payment of liabilities from any court, (ii) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign Debtor Relief Law now or hereafter in effect (including, without limitation, the filing for a concurso preventivo or an acuerdo preventivo extrajudicial, (iii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 4.01(h), (iv) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary thereof shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) One or more judgments, writs, warrants of attachment or similar order or decrees involving in the aggregate at any time an amount in excess of $60,000,000 shall be rendered or filed against the Borrower or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) Any non-monetary judgment or order is rendered against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect, and there is any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, is not in effect;

(m) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect, (ii) the Borrower, or any other Person contests in writing the validity or enforceability of any provision of any Loan Document or any Acquisition Document (to the extent such contest remains undischarged for 60 days when made by a Person other than the Borrower), or (iii) the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(n) any Governmental Authority (i) shall take any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the assets of the Borrower or any Subsidiary thereof (either with or without payment of compensation) that in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (ii) purports to render any of the Loan Documents invalid or unenforceable or to prevent the performance or observance by the Borrower of its obligations thereunder or (iii) shall, for [•] or more consecutive days, prevent the Borrower from exercising normal control over all or any substantial part of its assets;

(o) The Borrower or any Subsidiary thereof shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution); (ii) suspend its operations other than in the ordinary course of business or (iii) take any action to authorize any of the actions or events set forth above in this subsection (i);

(p) Any Authorization necessary for the Borrower or any of its Subsidiaries to perform and observe its obligations under any Loan Document, or to carry out the Transactions or its Operations, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to the Banks or their respective assignees, in Dollars, of any amounts payable under any Loan Document, and is not restored or reinstated, or the effect of such termination or rescission is not stayed or suspended, within 90 days of notice by any Bank to the Borrower requiring that restoration or reinstatement (for the avoidance of doubt, if the termination or rescission of an Authorization is stayed or suspended, and such stay or suspension is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, such 90-day period shall, from the date of such rescission, termination, lapse or ineffectiveness, continue to count down from the day where counting was suspended); or

(q) Any employee benefit plan of the Borrower or its Subsidiaries shall at any time fail to satisfy the minimum funding requirement established by applicable law and such failure is not cured within 90 days.

(r) the occurrence of an Event of Default in the terms of the Credit Agreement.

Section 4.2. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Section 4.1(h) or Section 4.1(i)) to this Annex F, and at any time thereafter during the continuance of such Event of Default, the Bank may, and shall at the request of the Bank, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a)terminate the Commitments, and thereupon the Commitments shall terminate immediately;

declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

exercise on behalf of itself and the other Credit Parties all rights and remedies available to it and the other Credit Parties under the Loan Documents and Applicable Law.

If an Event of Default described in Section 7.01(h) or Section 7.01(i) of this Annex F occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Document (including any break funding payment), shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 4.3. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Bank by the Borrower or the Bank, all payments received on account of the Obligations shall be applied by the Bank as follows:

(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Bank (including fees and disbursements and other charges of counsel to the Bank payable under Section 9.03 and amounts payable to the Bank pursuant to Section 2.08, in each case in its capacity as such);

second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Banks (including fees and disbursements and other charges of counsel to the Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this paragraph (b) payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in proportion to the respective amounts described in this paragraph (c) payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans.

fifth, to the payment in full of all other Obligations, in each case ratably among the Bank and the Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Schedule 3.05

INVESTMENTS

Unaudited Investments in excess of US$ 20,000,000 as of September 30, 2024, in millions of Pesos (AR$) / Dollars equivalents:

Telecom Argentina S.A.

●Bank accounts in Dollars (Onshore/Offshore)	AR$ 40,555 mm / US$ 41.8 mm
●Sovereigns & Sub-sovereigns US$ Bonds	AR$ 80,500 mm / US$ 82.9 mm

Núcleo S.A.

●Bank accounts in Dollars (Onshore/Offshore)	AR$ 19,461 mm / US$ 20.0 mm

Schedule 3.23

FINANCIAL DEBT

Unaudited Financial Debt (Principal) as of September 30, 2024 – in millions of Pesos (AR$)*

TELECOM ARGENTINA S.A.

●Bonds –

●International Bond 2025 (USD 112.4 MM)	AR$	109,051	MM
●International Bond 2026 (USD 282.7 MM)	AR$	274,406	MM
●International Bond 2031 (USD 617.2 MM)	AR$	599,009	MM
●Local Bond Class 8	AR$	157,729	MM
●Local Bond Class 10	AR$	149,396	MM
●Local Bond Class 12	AR$	94,840	MM
●Local Bond Class 14	AR$	60,550	MM
●Local Bond Class 15	AR$	84,825	MM
●Local Bond Class 16	AR$	175,097	MM
●Local Bond Class 18	AR$	88,007	MM
●Local Bond Class 19	AR$	63,471	MM
●Local Bond Class 20	AR$	78,902	MM
●Local Bond Class 22	AR$	32,706	MM

●Loans

●IFC 2022 (USD 42.7 MM)	AR$	41,468	MM
●IIC (USD 8.7 MM)	AR$	8,416	MM
●IDB (USD 136 MM)	AR$	132,215	MM
●CDB (USD 144 MM)	AR$	132,215	MM
●Finnvera (USD 41 MM)	AR$	39,923	MM
●EDC (USD 36 MM)	AR$	35,197	MM

●Overdrafts	AR$	154,750	MM

●Vendor Financing (USD 7 MM)	AR$	6,498	MM

NUCLEO S.A.

●Bank Loans in Guaraníes	AR$44,224	MM

*	Exchange Rate AR$/USD 970,5 quoted by Banco de la Nación Argentina at the U.S. dollar offer rate as of September 30th 2024.

Schedule 3.25

SUBSIDIARIES

i)	Subsidiaries of the Borrower:

Name	Owner	Ownership
Inter Radios S.A.U.	Telecom Argentina S.A.	100.00%
Cable Imagen S.R.L.	Telecom Argentina S.A.	100.00%
Micro Sistemas S.A.U.	Micro Fintech Holding LLC	100.00%
Micro Fintech Holding LLC	Telecom Argentina SA	100.00%
Telecom Argentina USA Inc.	Telecom Argentina S.A.	100.00%
Adesol S.A.	Telecom Argentina S.A.	100.00%
Telemas S.A.	Adesol SA	100.00%
Televisión Dirigida S.A.	Telecom Argentina S.A.	99.992%
Televisión Dirigida S.A.	PEM S.A.U.	0.008%
Naperville Invest, LLC	Televisión Dirigida S.A.	100.00%
Saturn Holding LLC	Televisión Dirigida SA	100.00%
Manda S.A.	Naperville Invest, LLC	76.6260%
Manda S.A.	Saturn Holding LLC	23.3665%
Manda S.A.	Televisión Dirigida S.A.	0.0075%
Red Intercable Satelital S.A.U.	Manda S.A.	100.00%
PEM S.A.U.	Telecom Argentina S.A.	100.00%
Núcleo S.A.	Telecom Argentina S.A.	67.50%
Personal Envíos S.A.	Micro Fintech Holding LLC	67.50%
CrediPay SA	Micro Fintech Holding LLC	67.50%
Open Pass Holding LLC	Telecom Argentina SA	50.00%
Open Pass S.A.U.	Open Pass Holding LLC	50.00%
Open Pass Mexico SdeRL CV	Open Pass Holding LLC/ Open Pass S.A.U.	50.00%
AVC Continente Audiovisual S.A.	Telecom Argentina S.A.	100.00%
Teledifusora San Miguel Arcángel S.A.	Telecom Argentina S.A.	99.00%

Teledifusora San Miguel Arcángel S.A.	Inter Radios S.A.U.	1.00%
La Capital Cable S.A.	Telecom Argentina S.A.	49.00%
La Capital Cable S.A.	Inter Radios S.A.U.	1.00%
Otamendi Cable Color S.A.	La Capital Cable S.A.	97.00%
Otamendi Cable Color S.A.	PEM S.A.U.	1.50%
Personal Smarthome SA	Telecom Argentina SA	90.00%
Personal Smarthome SA	PEM SAU	10.00%
NyS2 SAU	Personal Smarthome S.A.	100.00%
Negocios y Servicios SAU	Telecom Argentina S.A.	100.00%
Opalker S.A.	Telecom Argentina S.A.	100.00%
Ubiquo Chile SpA	Opalker S.A.	95.00%
Parklet S.A.	Opalker S.A.	100.00%

ii)	Capital Stock in the Borrower:

Name	Owner	Ownership of total capital stock
Telecom Argentina S.A.	Cablevisión Holding S.A.	28.16% (Class D)
Telecom Argentina S.A.	Fintech Telecom LLC	20.83% (Class A)
Telecom Argentina S.A.	Trust created on April 15, 2019	21.84% (Class A and D)
Telecom Argentina S.A.	Free Float	8.54% (Class B)
Telecom Argentina S.A.	Class C Shares	0.01% (Class C)
Cablevisión Holding S.A.	GC Dominio S.A.	26.44% (which represents 64.25% of the voting stock)
Fintech Telecom LLC	Fintech Holdings, Inc.	100%
Fintech Holdings, Inc.	David Manuel Martínez Guzmán	100%

Schedule 3.26

PERMITTED HOLDERS

GC Dominio S.A.

Blue Media Inc.

GS Unidos LLC

Fintech Holdings Inc.

Fintech Telecom LLC

Fintech Advisory Inc.

ELHN-Grupo Clarín New York Trust

1999 Ernestina Laura Herrera de Noble New York Trust

HHM-Grupo Clarín New York Trust

HHM-Media New York Trust

LRP - Grupo Clarín New York Trust

LRP New York Trust

Mr. José Antonio Aranda

Mr. Héctor Horacio Magnetto

Mr. Lucio Rafael Pagliaro

Mr. David Manuel Martínez Guzmán

Mrs. Marcela Noble Herrera

Mr. Felipe Noble Herrera

Mrs. Marcia Ludmila Magnetto

Mr. Horacio Ezequiel Magnetto

Mr. Lucio Andrés Pagliaro

Mr. Francisco Pagliaro

Mrs. María Florencia Pagliaro

SCHEDULE 5.01

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS

A.	Quarterly Operating data

Quarter Ended                  , 20

Key Operating Indicators	Measurement Unit

Breakout between prepaid and post-paid for subscriber related indicators
Subscribers	#
Closing balance	#
Avg. during quarter	#
Churn rate

Population covered
Mobile penetration
Estimated subscriber market share

Voice minutes of use

SCHEDULE 5.01

ARPU (in Argentine Pesos)	$

Number of direct employees	#

Number of female direct employees Number of Towers	#

Notes:

1.	The above is a suggested format only. The measurement units chosen above are for illustration purposes only.
2.	The purpose of this report is to provide regular updates on the company's operating cost structure and operating performance.
3.

The requested operating data should be agreed with the industry specialist to reflect the key industry- specific indicators and should be based on the company's existing operating reports. If the company's existing operating reports provide the necessary information, those reports may be submitted as the [Quarterly Operations Review].

B.Supplemental Annual Operating Information

(1)

Macroeconomic Conditions. Brief description of any material changes that affect the Borrower directly. For example, changes in corporate taxation, import duties, foreign exchange availability, price controls, other areas of regulation.

(2)	Markets. Brief description of changes in the Borrower's market conditions (both domestic and export), with emphasis on changes in market share and its competitors' market shares.
(3)	Sponsors and Shareholdings. Information on significant changes in the ownership of the Borrower, including reasons for changes and the new shareholding structure.
(4)	Management and Technology. Summary of significant changes in the Borrower's (i) senior management or organizational structure, and (ii) technology, including technical assistance arrangements.
(5)	Corporate Strategy. Description of any changes to the Borrower's corporate or operational strategy, including changes in products, degree of integration, or business emphasis.
(6)

Operating Performance. Discussion of major factors affecting the year's results, including key operating indicators (e.g.: sales - by volume, value and market, operating costs, margins, capacity utilization).

(7)	Material Adverse Effect. Discuss any circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Schedule 6.02

EXISTING LIENS

None

Schedule 6.03

PROHIBITED ACTIVITIES

The Lenders do not finance projects or companies involved in the production, trade, or use of the products, substances or activities listed below:

1.	Those that are illegal under host country laws, regulations or ratified international conventions and agreements
2.	Weapons and ammunitions
3.	Tobacco[1]
4.	Gambling, casinos and equivalent enterprises[2]
5.	Wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora (CITES)[3]
6.	Radioactive materials[4]
7.	Unbonded asbestos fibers[5]
8.	Forestry projects or operations that are not consistent with the Bank’s Environment and Safeguards Compliance Policy[6]
9.	Polychlorinated biphenyl compounds (PCBs)
10.	Pharmaceuticals subject to international phase outs or bans[7]
11.	Pesticides/herbicides subject to international phase outs or bans[8]
12.	Ozone depleting substances subject to international phase out[9]
13.	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length

1This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.

2This does not apply to project sponsors who are not substantially involved in these activities. “Not substantially involved” means that the activity concerned is ancillary to a project sponsor’s primary operations.

3www.cites.org.

4This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where it can be demonstrated that the radioactive source is to be trivial and/or adequately shielded.

5This does not apply to the purchase and use of bonded asbestos cement sheeting where the asbestos content is <20%.

6GN-2208-20, Environmental and Safeguards Compliance Policy, dated 19 January 2006, approved by the Board of Executive Directors on 19 January 2006.

7Pharmaceutical products subject to phase outs or bans in United Nations, Banned Products: Consolidated List of Products Whose Consumption

and/or Sale Have Been Banned, Withdrawn, Severely Restricted or not Approved by Governments. (Last version 2001,

www.who.int/medicines/library/qsm/edm-qsm-2001-3/edm-qsm-2001_3.pdf)

8Pesticides and herbicides subject to phase outs or bans included in both the Rotterdam Convention (www.pic.int) and the Stockholm Convention (www.pops.int).

9Ozone Depleting Substances (ODSs) are chemical compounds which react with and deplete stratospheric ozone, resulting in the widely publicized ‘ozone holes’. The Montreal Protocol lists ODSs and their target reduction and phase out dates. The chemical compounds regulated by the Montreal Protocol include aerosols, refrigerants, foam blowing agents, solvents, and fire protection agents.

(www.unep.org/ozone/montreal.shtml).

Schedule 6.03

14.	Transboundary trade in waste or waste products10, except for non-hazardous waste destined for recycling
15.	Persistent Organic Pollutants (POPs)[11]
16.	Non-compliance with workers fundamental principles and rights at work[12]

10Defined by the Basel Convention (www.basel.int).

11Defined by the International Convention on the reduction and elimination of persistent organic pollutants (POPs) (September 1999) and presently include the pesticides aldrin, chlordane, dieldrin, endrin, heptachlor, mirex, and toxaphene, as well as the industrial chemical chlorobenzene (www.pops.int).

12Fundamental Principles and Rights at Work means (i) freedom of association and the effective recognition of the right to collective bargaining;

(ii)prohibition of all forms of forced or compulsory labor; (iii) prohibition of child labor, including without limitation the prohibition of persons under 18 from working in hazardous conditions (which includes construction activities), persons under 18 from working at night, and that persons under 18 be found fit to work via medical examination; (iv) elimination of discrimination in respect of employment and occupation, where discrimination is defined as any distinction, exclusion or preference based on race, color, sex, religion, political opinion, national extraction, or social origin. (International Labor Organization: www.ilo.org)

Schedule 6.08

EXISTING AFFILIATE TRANSACTIONS

All matters disclosed in Note 24 of the Borrower’s consolidated financial statements dated as of September 30, 2024.

Anexo G

Carta de Cumplimiento

Ciudad Autónoma de Buenos Aires, [_] de febrero de 2025

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (ARGENTINA) S.A.U.

Florida 99

Ciudad Autónoma de Buenos Aires

República Argentina

De nuestra consideración:

Tenemos el agrado de dirigirnos a Uds. en relación con la oferta N° 1/25 de fecha 20 de febrero de 2025 emitida por Telecom Argentina S.A. (la “Prestataria”) y aceptada en la misma fecha por Industrial and Commercial Bank of China (Argentina) S.A.U. (el “Banco”) (el “Préstamo”).

Por la presente informamos que hemos recibido confirmación de Linklaters LLP, como asesores legales de los acreedores bajo el Credit Agreement de fecha 20 de febrero de 2025 celebrado entre Telecom Argentina S.A. y Banco Bilbao Vizcaya Argentaria S.A. y Deutsche Bank AG, London Branch (las “Partes”) respecto del cumplimiento de las condiciones precedentes del Credit Agreement detalladas en el artículo [__].

Asimismo, informamos el cumplimiento por parte de la Prestataria de las condiciones precedentes detalladas en los incisos [__], [__] y [__] de la cláusula tercera – Condiciones Precedentes del Préstamo.

Sin otro particular, los saluda muy atentamente.

Anexo H

Modelo de Carta de Aceptación

Ciudad Autónoma de Buenos Aires, [_] de [_] de 2025

TELECOM ARGENTINA S.A.

RED INTERCABLE SATELITAL S.A.

Ref.: Oferta Nº 1/2025

De nuestra consideración:

Tenemos el agrado de dirigirnos a Telecom Argentina S.A. y a Red Intercable Satelital S.A. en nuestro carácter de apoderados de Industrial and Commercial Bank of China (Argentina) S.A.U. a fin de aceptar vuestra Oferta Nº 1/2025 de fecha 20 de febrero de 2025.

Sin otro particular, los saludamos muy atentamente.

Industrial and Commercial Bank of China	Industrial and Commercial Bank of China
(Argentina) S.A.U.	(Argentina) S.A.U.

[•]	[•]
Nombre:	Nombre:
Cargo:	Cargo:

Ciudad Autónoma de Buenos Aires, 21 de febrero de 2025

TELECOM ARGENTINA S.A.

RED INTERCABLE SATELITAL S.A.

Ref.: Oferta Nº 1/2025

De nuestra consideración:

Tenemos el agrado de dirigirnos a Telecom Argentina S.A. y a Red Intercable Satelital S.A. en nuestro carácter de apoderados de Industrial and Commercial Bank of China (Argentina) S.A.U. a fin de aceptar vuestra Oferta Nº 1/2025 de fecha 21 de febrero de 2025.

Sin otro particular, los saludamos muy atentamente.

Industrial and Commercial Bank of China	Industrial and Commercial Bank of China
(Argentina) S.A.U.	(Argentina) S.A.U.

/s/ Matías Ibarra	/s/ Gabriel Leyba
Nombre: Matías Ibarra	Nombre: Gabriel Leyba
Cargo: Apoderado	Cargo: Apoderado